                                                                   EXHIBIT 10.11

                                                                  EXECUTION FORM

                            ASSET PURCHASE AGREEMENT

                           DATED AS OF OCTOBER 9, 2003

                                  BY AND AMONG

                            GULF BANK, MIAMI, FLORIDA

                                       AND

                      PAN AMERICAN BANK, HOLLYWOOD, FLORIDA

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                                TABLE OF CONTENTS

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                                                                                               PAGE
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       ARTICLE I.
DEFINITIONS

         1.01     DEFINITIONS............................................................        1

       ARTICLE II.
SALE OF ASSETS AND CLOSING

         2.01     ASSETS.................................................................        8
         2.02     LIABILITIES............................................................        8
         2.03     TRANSFER TO AFFILIATES OF PURCHASER....................................        9
         2.04     PURCHASE PRICE: ALLOCATION; ADDITIONAL PAYMENTS; ADJUSTMENT............       10
         2.05     CLOSING:...............................................................       11

       ARTICLE III.
REPRESENTATIONS AND WARRANTIES OF SELLER AND SHAREHOLDERS

         3.01     ORGANIZATION OF SELLER.................................................       12]
         3.02     AUTHORITY..............................................................       12
         3.03     No CONFLICTS...........................................................       12
         3.04     GOVERNMENTAL APPROVALS AND FILINGS.....................................       12]
         3.05     CERTAIN TAXES..........................................................       12
         3.06     LEGAL PROCEEDINGS......................................................       13
         3.07     REAL PROPERTY..........................................................       13
         3.08     CONTRACTS..............................................................       13]
         3.09     ENVIRONMENTAL MATTERS..................................................       14
         3.10     BROKERS................................................................       14]
         3.11     ASSETS TITLE...........................................................       14]
         3.12     LOAN SCHEDULE..........................................................       18

       ARTICLE IV.
REPRESENTATIONS AND WARRANTIES OF PURCHASER

         4.01     ORGANIZATION...........................................................       14
         4.02     AUTHORITY..............................................................       14
         4.03     No CONFLICTS...........................................................       14]
         4.04     GOVERNMENTAL APPROVALS AND FILINGS.....................................       15
         4.05     BROKERS................................................................       15

       ARTICLE V.
COVENANTS OF SELLER AND SHAREHOLDERS

         5.01     REGULATORY AND [OTHER] APPROVALS.......................................       15]
         5.02     INVESTIGATION BY PURCHASER.............................................       20
         5.03     CONDUCT OF BUSINESS....................................................       20
         5.04     CERTAIN RESTRICTIONS...................................................       16]
         5.05     DELIVERY OF BOOKS AND RECORDS', ETC.; REMOVAL OF PROPERY...............       17]
         5.06     FULFILLMENT OF CONDITIONS..............................................       17]
         5.07     PURCHASER'S OPTION TO PURCHASE SELLER'S PERSONAL PROPERTY..............       17]
         5.08     ESCROW.................................................................       18]
         5.09     BUSINESS TRANSACTIONS..................................................       18]
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       ARTICLE VI.
COVENANTS OF PURCHASER

         6.01     REGULATORY AND OTHER APPROVALS........................................                            18
         6.02     FULFILLMENT OF CONDITIONS.............................................   ERROR BOOKMARK NOT DEFINED.]

       ARTICLE VII.
CONDITIONS TO OBLIGATIONS OF PURCHASER

         7.01     REPRESENTATIONS AND WARRANTIES........................................                            19]
         7.02     PERFORMANCE...........................................................                            19]
         7.03     OFFICERS' CERTIFICATES................................................                            19]
         7.04     ORDERS AND LAWS.......................................................                            19]
         7.05     REGULATORY CONSENTS AND APPROVALS.....................................                            20]
         7.06     OPINION OF COUNSEL....................................................                            24
         7.08     REAL PROPERTY LEASE AGREEMENTS........................................                            20]
         7.09     MINIMUM AMOUNT OF PERFORMING LOANS....................................                            25
         7.10     REVIEW OF BOOKS, BUSINESS AND LEGAL MATTERS...........................                            25

       ARTICLE VIII.
CONDITIONS TO OBLIGATIONS OF SELLER AND SHAREHOLDERS

         8.01     REPRESENTATIONS AND WARRANTIES........................................                            20]
         8.02     PERFORMANCE...........................................................                            20]
         8.03     OFFICERS' CERTIFICATES................................................                            20]
         8.04     ORDERS AND LAWS.......................................................                            21]
         8.05     REGULATORY CONSENTS AND APPROVALS.....................................                            21]
         8.06     CORPORATE ACTION......................................................                            21]
         8.07     DELIVERIES............................................................                            21]

       ARTICLE IX.
ARRANGEMENTS RESPECTING EMPLOYEES OF SELLER

         9.01     OFFERS OF EMPLOYMENT..................................................                            21]
         9.02     TRANSFERRED EMPLOYEES.................................................                            21]
         9.03     THIRD-PARTY RIGHTS....................................................                            22]

       ARTICLE X.
SURVIVAL OF REPRESENTATIONS, WARRANTIES, COVENANTS AND AGREEMENTS

         10.01    SURVIVAL OF REPRESENTATIONS, WARRANTIES, COVENANTS AND AGREEMENTS.....                            22]

       ARTICLE XI.
INDEMNIFICATION

         11.01    INDEMNIFICATION OF PURCHASER..........................................                            23]
         11.02    INDEMNIFICATION BY PURCHASER OF SELLER AND SHAREHOLDERS...............                            28
         11.03    METHOD OF ASSERTING CLAIMS............................................                            24]
         11.04    INDEMNIFICATION; THIRD PARTY CLAIMS...................................                            24]

       ARTICLE XII.
TERMINATION

         12.01    TERMINATION...........................................................                            25]
         12.02    EFFECT OF TERMINATION.................................................                            26]
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ARTICLE XIII. MISCELLANEOUS

  13.01 NOTICES...............................................................          27]
  13.02 FURTHER ASSURANCES; POST-CLOSING COOPERATION..........................          27]
  13.03 EXPENSES..............................................................          28]
  13.04 PUBLIC ANNOUNCEMENTS..................................................          28]
  13.05 CONFIDENTIALITY.......................................................          28]
  13.06 WAIVER................................................................          28]
  13.07 AMENDMENT.............................................................          29]
  13.08 NO THIRD PARTY BENEFICIARY............................................          29]
  13.09 No ASSIGNMENT; BINDING EFFECT.........................................          29]
  13.10 HEADINGS..............................................................          29]
  13.11 CONSENT TO JURISDICTION AND SERVICE OF PROCESS........................          29]
  13.12 INVALID PROVISIONS....................................................          29]
  13.13 GOVERNING LAW.........................................................          30]
  13.14 COUNTERPARTS..........................................................          30]
  13.15 CONSTRUCTION..........................................................          30]
  13.16 BREAK-UP FEES.........................................................          30]
  13.17 BULK SALE ACT.........................................................           36
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                                    EXHIBITS

Exhibit A        Escrow Provisions

Exhibit B        Officers' Certificate of Seller

Exhibit C        Assistant Secretary's Certificate of Seller

Exhibit D        Matters to be Covered in Opinion of Counsel for Seller

Exhibit E        "Left Blank"

Exhibit F        New Real Estate Leases

Exhibit G        Officers' Certificate of Purchaser

Exhibit H        Assistant Secretary's Certificate of Purchaser

         This ASSET PURCHASE AGREEMENT dated as of October 9, 2003 is made and entered into by and among Pan American Bank, a banking corporation organized under the laws of the State of Florida ("Purchaser"), on the one hand, and Gulf Bank, a banking corporation organized under the laws of the State of Florida ("Seller"), on the other hand. Capitalized terms not otherwise defined herein have the meanings set forth in Section 1.01.

                                    RECITALS

         - Seller is engaged in the business of providing commercial and consumer banking and other financial services to its customers (the "Business") from its head office located at 3400 Coral Way, Miami, Florida (the "Main Office") and from its two branches located at (i) 9700 N.W. 25th Street, Miami, Florida (the "Doral Branch"), and (ii) 2800 S.W. 8th Street, Miami, Florida (the "Little Havana Branch" and, together with the Doral Branch, the "Branch Offices").

         - Certain Shareholders own, in the aggregate, in excess of 22% of the voting securities of Seller.

         - Seller desires to sell, transfer and assign to Purchaser and the other Purchasing Companies (as defined below), and Purchaser and the other Purchasing Companies desire to purchase and acquire from Seller, certain of the assets of Seller relating to the operation of the Business of Seller as set forth below (the "Transferred Assets"). In connection therewith, Purchaser and the other Purchasing Companies desire to assume certain of the Liabilities of Seller relating to the Business, all on the terms set forth herein.

         - Purchaser is engaged in the business of providing commercial and consumer banking and other financial services to its customers from its head office located at 3475 Sheridan Street, Hollywood, Florida 33021, and is a wholly-owned subsidiary of Pan American Bancorp, a Delaware corporation ("Parent").

                                    AGREEMENT

         NOW, THEREFORE, in consideration of the mutual covenants and agreements set forth in this Agreement, and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto agree as follows:

                                   ARTICLE I.
                                   DEFINITIONS

         1.01 Definitions. As used in this Agreement, the following defined terms have the meanings indicated below:

         "Actions or Proceedings" means any action, suit, proceeding, arbitration or Governmental or Regulatory Authority investigation or audit.

         "Affiliate" means any Person that directly, or indirectly through one or more intermediaries, controls or is controlled by or is under common control with the Person specified. For purposes of this definition, control of a Person means the power, direct or indirect, to direct or cause the direction of the management and policies of such Person whether by Contract or otherwise and, in any event and without limitation of the previous sentence, any Person owning fifty percent (50%) or more of the voting securities of another Person shall be deemed to control that Person.

         "Agreement" means this Asset Purchase Agreement and the Exhibits and the Schedules hereto, as the same shall be amended from time to time.

         "Assets" of any Person means all assets and properties of every kind, nature, character and description (whether real, personal or mixed, whether tangible or intangible, whether absolute, accrued, contingent, fixed or otherwise and wherever situated), including the goodwill related thereto, operated, owned or leased by such Person, including without limitation cash, cash equivalents, Investment Assets, accounts and notes receivable, chattel paper, documents, instruments, general intangibles, real estate, equipment, inventory, goods and Intellectual Property.

         "Assignment Instruments" has the meaning ascribed to it in Section
2.04.

         "Associate" means, with respect to any Person, any corporation or other business organization of which such Person is an officer, director or partner or is the beneficial owner, directly or indirectly, of fifty percent (50%) or more of any class of equity securities, any trust or estate in which such Person has a substantial beneficial interest or as to which such Person serves as a trustee, or in a similar capacity and any relative or spouse of such Person, or any relative of such spouse, who has the same home as such Person.

         "Assumed Liabilities" has the meaning ascribed to it in Section
2.02(a).

         "Assumption Agreement" has the meaning ascribed to it in Section 2.04.

         "Assumption Instruments" has the meaning ascribed to it in Section
2.04.

         "Benefit Plan" means any Plan established by Seller, existing at the Closing Date or prior thereto, to which Seller contributes or has contributed on behalf of any Employee, former Employee or director, or under which any Employee, former Employee or director of Seller or any beneficiary thereof is covered, is eligible for coverage or has benefit rights.

         "Books and Records" of any Person means all files, documents, instruments, papers, books and records relating to the business, operations, condition of (financial or other), results of operations and Assets of such Person, including without limitation financial statements, Tax Returns and related work papers and letters from accountants, budgets, pricing guidelines, ledgers, journals, deeds, title policies, minute books, stock certificates and books, stock transfer ledgers, Contracts, Licenses, original customer and/or client lists and files, computer files and programs, retrieval programs, operating data and plans and environmental studies and plans.

         "Business" has the meaning ascribed to it in the forepart of this Agreement.

         "Business Combination" means with respect to any Person, any merger, consolidation or combination to which such Person is a party, any sale, dividend, split or other disposition of capital stock or other equity interests of such Person such that control of such person (as such term is used in the definition of "Affiliate" herein) is acquired by another person or any sale, dividend or other disposition of all or substantially all of the Assets of such Person.

         "Business Day" means a day other than Saturday, Sunday or any day on which banks located in the State of Florida are authorized or obligated to close.

         "Certain Shareholders" means those shareholders of Seller who are listed on Exhibit A attached hereto.

         "Closing" means the closing of the transactions contemplated by Section 2.04.

         "Closing Date" means the date which is twenty (20) Business Days after all regulatory approvals required from Governmental or Regulatory Authorities in order to close this transaction have been obtained, but in no event shall the Closing Date be later than January 31, 2004, unless the Closing Date is otherwise extended pursuant to Sections 12.01(b) or 12.03(b) hereof.

         "Code" means the Internal Revenue Code of 1986, as amended, and the rules and regulations promulgated thereunder.

         "Computer Equipment" means the equipment and software listed in "Schedule 1.01 - Computer Equipment, which is located at, installed or used in connection with the operation of the Main Office or the Branch Offices or otherwise in connection with the Transferred Assets.

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         "Condition of the Transferred Business" means the Business, condition
(financial or otherwise), results of operations and Assets of the Transferred Business.

         "Contract" means any agreement, lease, license, evidence of Indebtedness, mortgage, indenture, security agreement or other contract (whether written or oral).

         "Deposit Schedule" has the meaning ascribed to it in Section 2.02(a)(iii).

         "Deposits" means the unpaid balances of money or their equivalents received or held by Seller as of the Closing as defined in 12 U.S.C. Section 1813(l), together with the terms thereof and any agreements relating thereto (including all accrued but uncredited interest and dividends on Deposits up to the Closing without deduction for reserves maintained on deposit with the Federal Reserve System and including official checks and certified checks). For purposes of this Agreement, Deposits shall not include amounts subject to any legal process or an administrative "block" or "hold" which in any fashion restrict the payment of such sums to the order of the account holder, other than amounts subject to a "block" placed by Seller because such amounts serve as collateral for extensions of credit.

         "Employee" means each employee of Seller engaged in the conduct of the Business.

         "Environmental Claim" means, with respect to any Person, any written or oral notice, claim, demand or other communication (collectively, a "claim") by any other Person alleging or asserting such Person's Liability for investigatory costs, cleanup costs, Governmental or Regulatory Authority response costs, injunctive relief, damages to natural resources or other property, personal injuries, fines or penalties arising out of, based on or resulting from (a) the presence, or Release into the environment, of any Hazardous Material at any location, whether or not owned by such Person, or (b) circumstances forming the basis of any violation, or alleged violation, of any Environmental Law. The term "Environmental Claim" shall also include, without limitation, any claim by any Governmental or Regulatory Authority for enforcement, injunctive relief, cleanup, removal, response, remedial or other actions or damages pursuant to any applicable Environmental Law, and any claim by any third party seeking damages, contribution, indemnification, cost recovery, compensation or injunctive relief resulting from the presence of Hazardous Materials or arising from alleged injury or threat of injury to health, safety or the environment.

         "Environmental Law" means any Law or Order relating to the regulation or protection of human health, safety or the environment or to emissions, discharges, Releases or threatened Releases of pollutants, contaminants, chemicals or industrial, toxic or hazardous substances or wastes into the environment (including, without limitation, ambient air, soil, surface water, ground water, wetlands, land or subsurface strata), or otherwise relating to the manufacture, processing, distribution, use, treatment, storage, disposal, transport or handling of pollutants, contaminants, chemicals or industrial, toxic or hazardous substances or wastes, including, but not limited to the Comprehensive Environmental Response, Compensation and Liability Act of 1980, as amended, and the rules and regulations promulgated thereunder.

         "ERISA" means the Employee Retirement Income Security Act of 1974, as amended, and the rules and regulations promulgated thereunder.

         "Excluded Assets" has the meaning ascribed to it in Section 2.01(b).

         "Excluded Liabilities" has the meaning ascribed to it in Section
2.02(b).

         "Financial Asset Documents" means all loan agreements, notes, Security Agreements, guarantees, Uniform Commercial Code financing statements and other agreements and documents underlying, supporting or comprising the Loans funded prior to the Closing.

         "GAAP" means generally accepted accounting principles, consistently applied throughout the specified period and in the immediately prior comparable period.

         "General Assignment" has the meaning ascribed to it in Section 2.04.

         "Governmental or Regulatory Authority" means any court, tribunal, arbitrator, authority, agency, commission, official or other instrumentality of the United States, any foreign country or any domestic or foreign state, county, city or other political subdivision.

         "Hazardous Material" means (A) any petroleum or petroleum products, flammable explosives, radioactive materials, asbestos in any form that is or could become friable, urea formaldehyde foam insulation and transformers or other equipment that contain dielectric fluid containing levels of polychlorinated biphenyls (PCBs); (B) any chemicals or other materials or substances which are now or hereafter become defined as or included in the definition of "hazardous substances," "hazardous wastes," "hazardous materials," "extremely hazardous wastes," "restricted hazardous wastes," "toxic substances," "toxic pollutants" or words of similar import under any Environmental Law; and
(C) any other chemical or other material or substance, exposure to which is now or hereafter prohibited, limited or regulated by any Governmental or Regulatory Authority under any Environmental Law.

         "Indebtedness" of any Person means all obligations of such Person (i) for borrowed money, (ii) evidenced by notes, bonds, debentures or similar instruments, (iii) for the deferred purchase price of goods or services (other than trade payables or accruals incurred in the ordinary course of business),
(iv) under capital leases and (v) in the nature of guarantees of the obligations described in clauses (i) through (iv) above of any other Person.

         "Indemnification Notice" has the meaning ascribed to it in Section 11.03(b).

         "Indemnified Party" means any Person claiming indemnification under any provision of Article XI.

         "Indemnifying Party" means any Person against whom a claim for indemnification is being asserted under any provision of Article XI.

         "Intangible Personal Property" has the meaning ascribed to it in
Section 2.01(b)(ix).

         "Investment Assets" means all debentures, notes and other evidences of Indebtedness, stocks, securities (including rights to purchase and securities convertible into or exchangeable for other securities), interests in joint ventures and general and limited partnerships, mortgage loans and other investment or portfolio assets owned of record or beneficially by Seller (other than the Loans).

         "IRS" means the United States Internal Revenue Service.

         "Knowledge of Seller or Certain Shareholders" or "Known to Seller or Certain Shareholders" means the actual (but not imputed or constructive) knowledge of (i) any officer, or director of Seller holding the title of Vice President or higher with responsibility over the management or financial reporting of the Business or the Transferred Assets or (ii) Certain Shareholders.

         "Laws" means all laws, statutes, rules, regulations, ordinances and other pronouncements having the effect of law of the United States, any foreign country or any domestic or foreign state, county, city or other political subdivision or of any Governmental or Regulatory Authority.

         "Liabilities" means all Indebtedness, obligations and other liabilities of a Person (whether absolute, accrued, contingent, fixed or otherwise, or whether due or to become due).

         "Licenses" means all licenses, permits, certificates of authority, authorizations, approvals, registrations, franchises and similar consents granted or issued by any Governmental or Regulatory Authority.

         "Liens" means any mortgage, pledge, deed of trusts, assessment, security interest, lease, lien, adverse claim, levy, encumbrance, easement, cloud on title, right of first refusal, charge or other encumbrance of any kind, or any conditional sale Contract, title retention Contract or other Contract to give any of the foregoing.

         "Loan Schedule" has the meaning ascribed to it in Section 2.01(a)(i).

         "Loans" means all loans, overdrafts, guarantee facilities, letters of credit and other, extensions of credit made by Seller in the ordinary course of its business.

         "Loss" means any and all damages, fines, fees, penalties, deficiencies, losses and expenses (including without limitation interest, court costs, reasonable fees of attorneys, accountants and other experts or other reasonable expenses of litigation or other proceedings or of any claim, default or assessment).

         "Operative Agreements" means, collectively, the General Assignment and the other Assignment Instruments, the Assumption Agreement and the other Assumption Instruments and any support or other agreements to be entered into in connection with the transaction contemplated hereby.

         "Order" means any writ, judgment, decree, injunction or similar order of any Governmental or Regulatory Authority (in each such case whether preliminary or final).

         "Parent" has the meaning ascribed to it in the forepart of this Agreement.

         "Performing Loans" means active loans accruing interest not in default of required payments by more than thirty (30) days, except that all Loans which are fully collateralized by cash or marketable securities shall be deemed Performing Loans.

         "Permitted Lien" means (i) any Lien for Taxes not yet due or delinquent or being contested in good faith by appropriate proceedings for which adequate reserves have been established in accordance with GAAP and (ii) any statutory Lien arising in the ordinary course of business by operation of Law with respect to a Liability that is not yet due or delinquent.

         "Person" means any natural person, corporation, general partnership, limited partnership, limited liability company, proprietorship, other business organization, trust, union, association or Governmental or Regulatory Authority.

         "Personal Property Leases" has the meaning ascribed to it in Section 2.01(b)(xii).

         "Plan" means any bonus, incentive compensation, deferred compensation, pension, profit sharing, retirement, stock purchase, stock option, stock ownership, stock appreciation rights, phantom stock, leave of absence, layoff, vacation, day or dependent care, legal services, cafeteria, life, health, accident, disability, workmen's compensation or other insurance, severance, separation or other employee benefit plan, practice, policy or arrangement of any kind, whether written or oral, including, but not limited to, any "employee benefit plan" within the meaning of Section 3(3) of ERISA.

         "Purchase Price" has the meaning ascribed to it in Section 2.04.

         "Purchaser" has the meaning ascribed to it in the forepart of this Agreement

         "Purchasing Companies" has the meaning ascribed to it in Section 2.03.

         "Real Property Leases" has the meaning ascribed to it in Section 2.01(a)(ii).

         "Release" means any spill, emission, leaking, pumping, deposit, disposal, discharge, dispersal, or migration into the indoor or outdoor environment, including, without limitation, the movement of Hazardous Materials through air, soil, surface water, or ground water.

         "Representatives" has the meaning ascribed to it in Section 5.02.

         "Security Agreements" means any security agreements, guarantees, or other arrangements for security or collateral securing the repayment or other satisfaction of Indebtedness.

         "Seller" has the meaning ascribed to it in the forepart of this Agreement.

         "Seller Banking License" has the meaning ascribed to it in Section 2.01(b)(vii).

         "Tangible Personal Property" means the furniture, fixtures, equipment, machinery and other tangible personal property used or held for use in the conduct of the Transferred Business located at Seller's Main Office or Seller's Branch Offices, including but not limited to, the Tangible Personal Property listed on "Schedule 1.01 - Tangible Personal Property." In no event shall the Tangible Personal Property include artwork.

         "Tax Returns" means all returns and reports, including accompanying schedules, with respect to Taxes.

         "Taxes" means all federal, state, local and foreign income, payroll, withholding, excise, sales, use, real and personal property, use and occupancy, business and occupation, mercantile, real estate, capital stock, franchise, transfer and other taxes of any kind whatsoever, including interest and penalties thereon and all estimated taxes.

         "Transferred Assets" has the meaning ascribed to it in Section 2.01.

         "Transferred Business" has the meaning ascribed to it in the forepart of this Agreement.

         "Transferred Books and Records" has the meaning ascribed to it in
Section 2.01(a)(iv).

         "Transferred Contracts" has the meaning ascribed to it in Section 2.01(a)(iii).

         "Transferred Customers" means all current customers of Seller which relate to the Transferred Business, or who otherwise become a customer of a Purchasing Company after the Closing as a result of, or in connection with, the transactions contemplated hereby.

         "Transferred Employee" has the meaning ascribed to it in Section 9.01.

                                   ARTICLE II
                           SALE OF ASSETS AND CLOSING

         2.01     Assets.

                  (a) Assets Transferred. On the terms and subject to the conditions set forth in this Agreement, Seller will sell, transfer, convey, assign and deliver to Purchaser and/or certain of the other Purchasing Companies, and Purchaser shall, and/or shall cause certain of the other Purchasing Companies to, purchase and pay for, at the Closing, free and clear of all Liens, all of Seller's right, title and interest in, to and under the following Assets of Seller, except as otherwise excluded in Section 2.01(b), as the same shall exist on the Closing Date (collectively, the "Transferred Assets"):

                  (i) Loans. The rights of Seller in and to any Loans to any Financial Asset Document relating to the Loans as such Loans exist on the Closing Date (including all accrued interest thereon), which such Loans, as they existed on September 24, 2003, are identified on
         Schedule 2.01(a)(i) (the "Loan Schedule"):

                  (ii) Transferred Contracts. All of the rights, title, interest and benefits accruing under the Contracts listed in Schedule 2.01(a)(ii) (the "Transferred Contracts"):

                  (iii) Books and Records. All Books and Records relating to the Transferred Assets, including without limitation, all customer lists and copies of customer files related to the Transferred Customers, but excluding the minute books, stock certificate and transfer books, corporate seal, Tax Returns of Seller and any Financial Asset Documents of customers other than the Transferred Customers (the "Transferred Books and Records");

                  (iv) Certain Cash. That certain amount of cash equal to the difference between the Loans (assets) received and the Deposit Liabilities assumed by Purchaser; and

                  (v) Tangible Personal Property. The Tangible Personal Property and Computer Equipment described in Section 5.07 hereof.

To the extent any of the Transferred Books and Records are items susceptible to duplication and are either used in connection with any of Seller's businesses other than the Transferred Assets or are required by Law to be retained by Seller, Seller may deliver photostatic copies or other reproductions thereof and in any event information solely concerning Seller's businesses other than the Transferred Assets may be deleted from such copies or reproductions.

                  (b) Excluded Assets. Notwithstanding anything in this Agreement to the contrary, all Assets of Seller other than the Transferred Assets (the "Excluded Assets") shall be excluded from and shall not constitute Transferred Assets, which Excluded Assets include, without limitation, the following:

                  (i) Cash, Cash Equivalents, Etc. The cash due from banks, interest-bearing deposits, federal funds sold, interest receivable with respect thereto, and all other cash equivalents (except that certain cash described in Section 2.01(a)(iv) above);

                  (ii) Insurance. Life insurance policies of officers and other employees of Seller and all other insurance policies relating to the operation of the Transferred Business;

                  (iii) Tax Refunds. All refunds or credits, if any, of Taxes due to or from Seller;

                  (iv) Corporate Records. The minute books, stock transfer books and corporate seal of Seller;

                  (v) Litigation and Insurance Claims. Any rights (including indemnification) and claims and recoveries under litigation of Seller against third parties or claims under insurance policies of Seller arising out of or relating to events prior to the Closing Date;

                  (vi) Excluded Obligations. The rights of Seller in, to and under all Contracts of any nature, the obligations of Seller under which are not assumed by a Purchasing Company pursuant to Section 2.02(a) (the "Excluded Contracts"), including without limitation, insurance claims made by Seller with respect to certain defalcations by former employees;

                  (vii) Banking License of Seller. The banking charter of Seller issued by the State of Florida Department of Financial Services (or any predecessor thereto) (the "Seller Banking License");

                  (viii) Tradename and Trademark. All of Seller's right, title and interest in, to and under any and all trade names and trade marks related to "Gulf Bank" and the right to ownership and use of which is retained by Seller;

                  (ix) Intangible Personal Property. The Intellectual Property used or held for use in the conduct of or relating or pertaining to the Transferred Business or the Transferred Assets (including Seller's goodwill therein), including but not limited to the items listed in Schedule 2.01(b)(ix)(the "Intangible Personal Property");

                  (x)      This Agreement. Seller's rights under this Agreement;

                  (xi)     INTENTIONALY DELETED;

                  (xii) Personal Property Leases. Subject to Purchaser's obligation to assume such leases pursuant to Section 5.07 hereof, the leases or subleases of tangible personal property described in Schedule 2.01(b)(xii) as to which Seller is the lessee or sublessee, together with any options to purchase the underlying personal property (the "Personal Property Leases");

                  (xiii)   INTENTIONALLY DELETED;

                  (xiv) Loan Loss or Other Reserve. Any loan loss or other reserve maintained by Seller;

                  (xv)     Investment Portfolio. Any Investment Assets of the
         Seller;

                  (xvi) Real Estate. Any interests Seller has in any real estate whether in fee, pursuant to leasehold interests or otherwise;

                  (xvii) Capital of Seller. All issued and outstanding capital stock, voting securities and other ownership interests in Seller; and

                  (xviii) Capital Stock in Other Entities. All capital stock and other equity interests owned by Seller in its subsidiaries and in any other entities.

                  (xix) Other Excluded Assets. All other Assets of Seller used or held for use in connection with the Transferred Business except as otherwise provided in Section 2.01 (a), including but not limited to the items listed in Schedule 2.01(b)(xix).

         2.02     Liabilities.

                  (a) Assumed Liabilities. In connection with the sale, transfer, conveyance, assignment and delivery of the Transferred Assets pursuant to this Agreement, on the terms and subject to the conditions set forth in this Agreement, at the Closing, Purchaser shall, and/or shall cause certain of the other Purchasing Companies to, assume and agree to pay, perform and discharge when due, the following liabilities, and none other (collectively, the "Assumed Liabilities"):

                           (i) Doral Branch Sublease. Purchaser shall enter into a Sublease Agreement with Seller ("Doral Branch Sublease") pursuant to which it shall sublease from Seller the Doral Branch for the remainder of the term of the Lease dated September 9, 1998 between Seller and International Point Development Co. relating to the Doral Branch ("Doral Property Lease"), which Doral Branch Sublease shall be upon the same terms as the Doral Property Lease, but Purchaser shall not acquire any of Seller's rights relating to its option to purchase the property on which the Doral Branch is located, and Parent shall execute a Guaranty of Purchaser's obligations under the Doral Branch Sublease in form and substance satisfactory to Seller;

                           (ii) Assumed Contracts. All obligations of Seller arising and to be performed on or after the Closing Date relating to the Transferred Contracts; and

                           (iii) Deposit Liabilities. All deposit liabilities maintained at the Main Office and the Branch Offices, in accordance with the terms of the agreements pertaining to such deposits, as shown on the books and records of Seller as of the close of business on the Closing Date, including accrued but unpaid interest thereon through the Closing Date and, including, without limitation, any deposit, borrowing or advance from the Federal Home Loan Bank which is fully collateralized (the "Deposits" or "Deposit Liabilities"). Seller shall provide a list of such Deposit Liabilities, as they existed on September 24, 2003, which list shall be attached hereto as Schedule 2.02(a)(iii). Schedule 2.02(a)(ii) (the "Deposit Schedule") shall be divided into the following categories: Demand Deposits, Saving Deposits and CD and Time Deposits and shall include any Deposit Liabilities that are individual retirement accounts ("IRA Accounts") and any Deposit Liabilities that serve as collateral for obligations of the applicable depositor to Seller ("Pledged Deposits"). As used in this Agreement, the term "Deposit Liabilities" shall include all of the deposit products offered by Seller from the Main Office and the Branch Offices, including, without limitation, passbook accounts, statement accounts, checking accounts, money market accounts and certificates of deposit.

         (b) Excluded Liabilities. Except for the Assumed Liabilities, neither the Purchaser nor any of the Purchasing Companies shall assume by virtue of this Agreement or the transactions contemplated hereby, and shall have no Liability for, any Liabilities of Seller (including, without limitation, those related to the Business) of any kind, character or description whatsoever including, but not limited to, the following Liabilities (the "Excluded Liabilities");

                  (i) Liabilities relating to any Action or Proceeding arising from events occurring prior to the Closing Date;

                  (ii)     Liabilities relating to any Taxes of Seller;

                  (iii) any Liabilities relating to any Environmental Claim or violation of any Environmental Law arising from events occurring or circumstances existing prior to the Closing Date;

                  (iv) any Liabilities with respect to the Employees of Seller arising from acts or omissions arising prior to the Closing Date and, with respect to any Employees who do not become Transferred Employees, after the Closing Date;

                  (v) Liabilities associated with or related to any Excluded Asset;

                  (vi)     any Liabilities arising under any Excluded Contract;

                  (vii)    all Intercompany Payables;

                  (viii) all accounts payable arising in the ordinary course of business with respect to the period prior to Closing;

                  (ix) all Liabilities due and owning to any Affiliate or arising out of or relating to any agreement with an Affiliate which does not constitute an Assumed Contract;

                  (x) all Liabilities for severance pay with respect to any employee of Seller;

                  (xi) all Liabilities for expenses relating to the negotiation and preparation of this Agreement and the transactions contemplated herein to the extent incurred by Seller and including those related to Seller's legal counsel, accounting, brokerage and investment advisors fees and disbursements;

                  (xii)    any other Liability which is not an Assumed
         Liability; and

                  (xiii) any Liabilities relating to the operation of the Business prior to the Closing, except Assumed Liabilities.

Seller shall discharge in a timely manner or shall make adequate provision for all of the Excluded Liabilities, provided that Seller shall have the ability to contest, in good faith, any such claim of Liability asserted in respect thereof by any Person. Purchaser shall be responsible, from and after the Closing, for discharging in a timely manner or making adequate provision for all of the Assumed Liabilities; provided, however, that Purchaser shall have the ability to contest, in good faith, any such claim of Liability asserted by any Person.

         2.03 Transfer to Affiliates of Purchaser. Notwithstanding anything herein to the contrary, Purchaser shall have the right to designate by written notice given prior to the Closing, that certain of the Transferred Assets be transferred to, and certain of the Assumed Liabilities be assumed by, or that all or certain of Purchaser's other obligations under this Agreement be carried out by, one or more of Purchaser's Affiliates (Purchaser and any such designated Affiliates being collectively referred to as the "Purchasing Companies"), on the Closing Date, as determined solely by Purchaser; provided, however, that Purchaser shall remain jointly and severally liable to Seller with any such Affiliate for any such Assumed Liabilities or for any Liability to Seller relating to the Transferred Business.

         2.04     Purchase Price: Allocation; Additional Payments; Adjustment.

                  (a) Purchaser will pay Seller at closing an amount equal to 4.85% of the total Performing Loan portfolio of Seller net of allowance for loan losses relating to the Performing Loans assigned to Purchaser (it being understood that no premium shall be payable with respect to those Loans transferred to Purchaser which are not Performing Loans). (At the present time, the total Performing Loan portfolio net of allowance for loan losses is anticipated to be approximately $40,000,000 at the time of closing. This would result in a payment by Purchaser to Seller of $1,940,000.) Seller may, in its discretion, make additional loans ("New Loans") after the date of this agreement; however, Purchaser shall not be obligated to purchase such New Loans and pay the fee for the same, unless either (i) Purchaser approved such New Loans prior to Closing, (ii) any such New Loans are secured by real estate and loan to appraised value of the security must not exceed 80%, or (iii) are fully secured by liquid assets.

                  (b) Purchaser will pay Seller at closing an amount equal to 2.1% of the total deposits, excluding any deposit, borrowing or advance from the Federal Home Loan Bank. (At the present time, the total deposits are anticipated to be $65,000,000 at the time of closing. This would result in a payment by Purchaser to Seller of $1,365,000).

                  (c) The average net interest margin for the six (6) months prior to the month in which the Closing occurs (the "Calculation Period") shall be greater than 3.2%. If the average net interest margin for the Calculation Period falls below 3.2% the percentage to be paid for deposits, being 2.1%, shall be reduced by the same percentage.

                  (d) Purchaser will pay Seller an amount equal to the book value of the Tangible Personal Property and Computer Equipment; provided, however, that such payment shall not exceed $525,000 in the aggregate. See
Section 5.07.

                  (e) Purchaser shall have thirty (30) days from the signing of this agreement to inspect and confirm that the Tangible Personal Property and Computer Equipment are in the same condition as they were during its prior inspection, ordinary wear and tear excepted. If such inspection reveals that Seller does not, in fact, have in its possession the Tangible Personal Property and Computer Equipment listed in Schedule 1.01 hereto, or that such Tangible Personal Property and Computer Equipment is, as a whole, in a condition which would not permit the Business of Seller to operate in the normal course, then Purchaser may by written notice delivered within thirty-five (35) days after the execution of this Agreement, elect to eliminate from the Purchased Assets those items of Tangible Personal Property and Computer Equipment which are not in reasonable working order. During the period from execution of this Agreement to Closing, Seller will maintain its Tangible Personal Property and Computer Equipment in the ordinary and usual course consistent with its past practices.

                  (f) Seller shall provide Purchaser with the most up to date financial statements of Seller and shall permit Purchaser to examine all of the books and records of Seller (other than any of the same which Seller is required to keep confidential) to confirm the accuracy of the financial statements and other relevant information. Purchaser shall have the right to inspect the Loans. All such inspections by Purchaser shall be upon reasonable prior notice to Seller and shall be conducted in a manner which shall not unreasonably interfere with the conduct of the Business.

                  (g) Within 72 hours of acceptance of this proposal, Purchaser shall place into escrow with Karp & Genauer, P.A. ("Escrow Agent") a $500,000 deposit as a good faith performance deposit, which deposit, together with all interest earned thereon, is hereinafter referred to as the "Deposit." The Escrow Agent shall disburse the Deposit as hereinafter provided in this Agreement. The parties hereto agree to the Escrow Provisions attached hereto as Exhibit A, which Escrow Provisions are incorporated herein by reference.

                  (h) At least five Business Days prior to the Closing, Seller shall deliver to Purchaser a letter executed by the Chief Financial Officer of Seller on behalf of Seller, setting forth a good faith estimate calculated in the following manner: the difference between the total unpaid balance of the Loans being transferred to Purchaser by

Seller and the amount of Deposits being transferred to Purchaser by Seller, as reflected in the Books and Records of the Seller as of the Closing Date, including back-up information concerning such calculation.

                  (i) At Closing, if and to the extent the amount of Deposits being transferred to Purchaser exceeds the total unpaid balance of the Loans (without deduction for loan loss reserves, unearned discounts and loan fees) being transferred to Purchaser by Seller as of Closing, it being anticipated that this will be the case) Seller shall pay Purchaser at Closing an amount equal to the amount by which the Deposits exceed the Loans (the "Paid Deposit Excess"). If and to the extent, at Closing, that the total unpaid balance of the Loans exceeds the amount of Deposits, the Purchaser shall have the right to terminate this Agreement and the Escrow Agent shall return the Deposit to Purchaser. All payments shall be made by wire transfer of immediately available funds to the account specified by Purchaser as of the Closing Date.

                  (j) As promptly as practicable after the Closing Date, but in no event later than sixty (60) days thereafter, Morrison, Brown & Argiz (the "Auditor") shall prepare and deliver to Seller and Purchaser, a detailed calculation of the difference between the total unpaid balance of the Loans and the Deposits transferred to Purchaser by Seller, as of the Closing Date. In the absence of manifest error, the Auditor's determination of such difference shall be final and binding upon both Purchaser and Seller. The costs and fees of the Auditor shall be borne equally by Seller and Purchaser.

                  (k) Within three Business Days after receipt by both Purchaser and Seller of the Auditor's calculation, if the Auditor determines that Deposits transferred to Purchaser exceed Loans transferred to Purchaser (the "Calculated Deposit Excess"), Purchaser shall pay Seller the amount, if any, by which the Paid Deposit Excess exceeds the Calculated Deposit Excess, or Seller shall pay Purchaser the amount, if any, by which the Calculated Deposit Excess exceeds the Paid Deposit Excess. If the Auditor determines that Loans transferred to Purchaser exceed Deposits transferred to Purchaser (the "Calculated Loan Excess") and at Closing the Chief Financial Officer's calculations had determined there to be a Loan Excess, then the Seller Retained Loans shall remain the property of Seller. If the Auditor determines a Calculated Loan Excess exists and, at Closing, the Chief Financial Officer's calculations had resulted in Seller paying to Purchaser an amount equal to a Paid Deposit Excess, then Purchaser shall pay back to Seller the amount by which Seller had paid to Purchaser as a Paid Deposit Excess and Purchaser shall transfer to Seller the Seller Retained Loans (as determined by Seller). All payments shall be made by wire transfer of immediately available funds to the account specified by the party to whom such payment is owed.

         2.05 Closing. The Closing (the "Closing") will take place at the offices of Greenberg Traurig, P.A., 1221 Brickell Avenue, Miami, Florida 33131, or at such other place as Purchaser and Seller mutually agree, at 10:00 A.M. Miami time, on the Closing Date. At the Closing Purchaser will deliver to Seller payment as provided herein. Simultaneously, (a) Seller will (i) assign and transfer to Purchaser good and valid title in and to the Transferred Assets (free and clear of all Liens, other than Permitted Liens) by delivery of (A) a General Assignment and Bill of Sale in form and substance reasonably acceptable to both Purchaser and Seller (the "General Assignment"), duly executed by Seller, and (B) such other good and sufficient instruments of conveyance, assignment and transfer, in form and substance reasonably acceptable to Purchaser's counsel, as shall be effective to vest in Purchaser good title to the Transferred Assets (the General Assignment and the other instruments referred to in clause (B) being collectively referred to herein as the "Assignment Instruments"), (ii) pay to Purchaser via wire transfer of immediately available funds to the account specified by Purchaser as of the Closing Date an amount equal to the Paid Deposit Excess, and (iii) execute and deliver to Purchaser the New Real Estate Leases (as defined in Section 7.12) and
(b) Purchaser will (i) assume from Seller the due payment, performance and discharge of the Assumed Liabilities by delivery of (A) an Assumption Agreement in form and substance reasonably acceptable to all parties (the "Assumption Agreement"), duly executed by Purchaser, or certain of the other Purchasing Companies, and (B) such other good and sufficient instruments of assumption, in form and substance reasonably acceptable to Seller's counsel, as shall be effective to cause Purchaser or certain of the other Purchasing Companies to assume the Assumed Liabilities as and to the extent provided in Section 2.02(a) (the Assumption Agreement and such other instruments referred to in clause (B) being collectively referred to herein as the "Assumption Instruments") and (ii) execute and deliver to Seller the New Real Estate Leases and the Doral Branch Sublease. At the Closing, there shall also be delivered to Seller and Purchaser the opinions, certificates and other contracts, documents and instruments required to be delivered under Article VII and Article VIII. At the Closing, Seller shall also provide Purchaser with an updated Loan Schedule and Deposit Schedule reflecting the Loans, and Deposits existing as of the Closing Date.

                                  ARTICLE IIII.
              REPRESENTATIONS AND WARRANTIES OF SELLER AND SHAREHOLDERS

         Seller hereby represents and warrants to Purchaser as follows:

         3.01 Organization of Seller. Seller is a banking corporation duly organized, validly existing and in good standing under the Laws of the State of Florida, and has all requisite corporate power and authority to conduct the Business as and to the extent now conducted and to own, use and lease the Transferred Assets and to carry on its business as and where such Transferred Assets are presently located and such business is presently conducted; and neither the character of the Seller's Transferred Assets nor the nature of the Seller's Business requires the Seller to be duly qualified to do business as a foreign corporation outside those identified in Schedule 3.01 attached hereto, and the Company is qualified as a foreign corporation and in good standing in each listed jurisdiction.

         3.02 Authority. Seller has full corporate power and authority to execute and deliver this Agreement and the Operative Agreements to which it is a party, to perform its obligations hereunder and thereunder and to consummate the transactions contemplated hereby and thereby, including without limitation to sell and transfer (pursuant to this Agreement) the Transferred Assets. The execution and delivery by Seller of this Agreement and the Operative Agreements to which each is a party, and the performance by Seller of its obligations hereunder and thereunder, have been duly and validly authorized by the Board of Directors of Seller, with approval by the shareholders of Seller being the only other corporate action on the part of Seller which is necessary. This Agreement has been duly and validly executed and delivered by Seller and constitutes, and upon the execution and delivery by Seller of the Operative Agreements to which it is a party, such Operative Agreements will constitute, legal, valid and binding obligations of Seller enforceable against Seller in accordance with their terms, except as limited by bankruptcy, reorganization, insolvency, moratorium or other similar Laws presently or hereafter in effect affecting the enforcement of creditors' rights generally and by general equitable principles (regardless of whether such enforceability is considered in a proceeding in equity or at law).

         3.03 No Conflicts. The execution and delivery by Seller of this Agreement does not, and the execution and delivery by Seller of the Operative Agreements to which each is a party, the performance by Seller of each of its obligations under this Agreement and such Operative Agreements, and the consummation of the transactions contemplated hereby and thereby will not:

                  (a) conflict with or result in a violation or breach of any of the terms, conditions or provisions of the corporate charter documents or by-laws of Seller;

                  (b) subject to obtaining the consents, approvals and actions, making the filings and giving the notices disclosed in Schedule 3.04, conflict with or result in a material violation or breach of any term or provision of any Law or Order applicable to Seller or any of the Transferred Assets or Assumed Liabilities; or

                  (c) except as disclosed in Schedule 3.03, (i) conflict with or result in a material violation or breach of, (ii) constitute (with or without notice or-lapse of time or both) a default under, or (iii) require Seller or Certain Shareholders to obtain any consent, approval or action of, make any filing with or give any notice to any Person as a result or under the terms of, any Contract or License applicable to the Transferred Business.

         3.04     Governmental Approvals and Filings. Except as disclosed in
Schedule 3.04. no consent, approval or action of, filing with or notice to any Governmental or Regulatory Authority on the part of Seller is required in connection with the execution, delivery and performance of this Agreement or any of the Operative Agreements to which it is a party or the consummation of the transactions contemplated hereby or thereby, except for those requirements as would be required solely as a result of the identity or the legal or regulatory status of Purchaser, or any of its Affiliates.

         3.05 Certain Taxes. No transaction contemplated by this Agreement is subject to withholding under Section 1445 of the Code, and no sales Taxes, use Taxes, real property transfer or gains Taxes or other similar Taxes will be imposed on the transfer of the Transferred Assets or the assumption of the Assumed Liabilities pursuant to this Agreement.

         3.06 Legal Proceedings. Except for any Actions or Proceedings which may result from past violations by Seller of the Bank Secrecy Act, and except as disclosed in Schedule 3.06 (with paragraph references corresponding to those set forth below):

                  (a) there are no Actions or Proceedings pending or, to the Knowledge of Seller, threatened against, relating to or affecting Seller which (i) could reasonably be expected to result in the issuance of an Order restraining, enjoining or otherwise prohibiting or making illegal the consummation of any of the transactions contemplated by this Agreement or any of the Operative Agreements, or (ii) if determined adversely to Seller, could reasonably be expected to result in any injunction or other equitable relief that would interfere in any material respect with the Transferred Assets; and

                  (b) there are no actions or proceedings pending or, to the knowledge of Seller, threatened against Seller with respect to the Transferred Assets or Assumed Liabilities.

         3.07 Real Property. Seller has good and defensible title to the facilities located at the Main Office and the Little Havana Branch, free and clear of all Liens, charges and encumbrances, except for Permitted Liens and title exceptions which do not impair the use of the Main Office and the Little Havana Branch as banking facilities. Seller has a valid and subsisting leasehold estate in and the right to quiet enjoyment of the real property on which the Doral Branch is located subject to the terms of the Doral Property Lease for the full term thereof (and any renewal option related thereto). The Doral Property Lease is a legal, valid and binding agreement of Seller, enforceable in accordance with its terms except as limited by bankruptcy, reorganization, insolvency, moratorium or other similar Laws presently or hereafter in effect affecting the enforcement of creditors' rights generally, and, to the Knowledge of Seller, there is no default (or any condition or event which, after notice or lapse of time or both, would constitute a default) thereunder. Except as disclosed in Schedule 3.06, other than the Doral Property Lease or the facilities that will be subject to the New Real Estate Leases, Seller does not own any right, title, or interest whatsoever in any real property or in any option to acquire any real property.

         3.08     Contracts.

                  (a) Schedule 3.08(a) contains a true and complete list of each of the following Contracts or other arrangements relating to the Transferred Assets to which Seller is a party or by which any of the Transferred Assets is bound:

                           (i) all Contracts relating to the future disposition or acquisition of any Transferred Assets; and

                           (ii)     all Transferred Contracts.

                  (b) Except as otherwise set forth in Schedule 3.08(a), to the Knowledge of Seller each Contract required to be disclosed in Schedule 3.08(a) is in full force and effect and constitutes a legal, valid and binding agreement, enforceable in accordance with its terms, of each party thereto, except to the extent that enforcement of such Contract may be limited by applicable bankruptcy, insolvency, reorganization, moratorium or similar laws of general application relating to or affecting the enforcement of the rights of creditors or by equitable principles and except as disclosed in Schedule 3.08(b) neither Seller nor, to the Knowledge of Seller, any other party to such Contract is, or has received notice that it is, in violation or breach of or default under any such Contract (or with notice or lapse of time or both, would be in violation or breach of or default under any such Contract) in any material respect.

                  (c) Except as disclosed in Schedule 3.08(c), the execution, delivery and performance by Seller of this Agreement and the Operative Agreements to which each is a party, and the consummation of the transactions contemplated hereby and thereby, will not (A) result in or give to any Person any right of termination, cancellation, acceleration or modification in or with respect to, (B) result in or give to any Person any additional rights or entitlement to increased, additional, accelerated or guaranteed payments under, or (C) result in the creation or imposition of any Lien upon Seller or any of its Assets under[,] any Transferred Contract or of any Transferred Contract.

         3.09     Environmental Matters.

                  (a) No Order has been issued, no Environmental Claim has been filed, no penalty has been assessed and no investigation or review is pending under any Environmental Laws with respect to the premises of Seller located at the Main Office or the Branch Offices, and to the Knowledge of Seller, there are no threats of any Environmental Claims.

                  (b) To the Knowledge of Seller, Seller has not generated, transported or arranged for the transportation of any Hazardous Material in connection with the Business that has been recycled, treated, stored, disposed of or Released at any location that is or reasonably might be expected to be the subject of any Environmental Claim.

                  (c) To Seller's Knowledge, there have been no environmental investigations, audits or other analyses conducted by, for or that are in the possession of Seller in relation to the premises of Seller located at the Main Office or the Branch Offices.

         3.10 Brokers. Except as provided for in Schedule 3.10, all negotiations relative to this Agreement and the transactions contemplated hereby have been carried out by Seller and Certain Shareholders directly with Purchaser or Purchaser's attorney, David M. Garvin, without the intervention of any Person on behalf of Seller or Certain Shareholders in such manner as to give rise to any valid claim by any Person against Purchaser or any of the other Purchasing Companies for a finder's fee, brokerage commission or similar payment. Any fees owing to David Garvin shall be the sole responsibility of Purchaser.

         3.11 Assets Title. The Transferred Assets are owned free and clear of all Liens and Liabilities, other than the Permitted Liens and the Assumed Liabilities.

         3.12     Loan Schedule. To Seller's Knowledge, except as set forth in
Schedule 3.12, all loans set forth in the Loan Schedule were, as of September 19, 2003, Performing Loans, accruing interest, in good standing and not in payment default by thirty (30) days or more.

                                   ARTICLE IV.
                  REPRESENTATIONS AND WARRANTIES OF PURCHASER

         Purchaser hereby represents and warrants to Seller and Certain Shareholders as follows:

         4.01 Organization. Purchaser is a banking corporation duly organized, validly existing and in good standing under the Laws of the State of Florida and has full corporate power and authority to enter into this Agreement and the Operative Agreements to which it is a party, to perform its obligations hereunder and thereunder and to consummate the transactions contemplated hereby and thereby.

         4.02 Authority. The execution and delivery by Purchaser of this Agreement and the Operative Agreements to which it is a party, and the performance by Purchaser of its obligations hereunder and thereunder, has been duly and validly authorized by the Board of Directors of Purchaser, no other corporate action on the part of Purchaser or its shareholders being necessary. This Agreement has been duly and validly executed and delivered by Purchaser and constitutes, and upon the execution and delivery by Purchaser of the Operative Agreements to which they may be a party, such Operative Agreements will constitute, legal, valid and binding obligations of Purchaser, enforceable against Purchaser in accordance with their terms, except as limited by bankruptcy, reorganization, insolvency, moratorium or other similar Laws presently or hereafter in effect affecting the enforcement of creditors' rights generally and by general equitable principles (regardless of whether such enforceability is considered in a proceeding in equity or at law).

         4.03 No Conflicts. The execution and delivery by Purchaser of this Agreement does not, and the execution and delivery by Purchaser of the Operative Agreements to which it is a party, the performance by

Purchaser of its respective obligations under this Agreement and such Operative Agreements and the consummation of the transactions contemplated hereby and thereby will not:

                  (a) conflict with or result in a violation or breach of any of the terms, conditions or provisions of the certificate of incorporation or by-laws (or other comparable corporate charter document) of Purchaser;

                  (b) subject to obtaining all required and necessary consents, approvals and actions, making the filings and giving the notices disclosed in Schedule 4.04 hereto, conflict with or result in a violation or breach of any term or provision of any Law or Order applicable to Purchaser or any of its Assets; or

                  (c) except as disclosed in Schedule 4.03 hereto, (i) conflict with or result in a violation or breach of, (ii) constitute (with or without notice or lapse of time or both) a default under, (iii) require Purchaser to obtain any consent, approval or action of, make any filing with or give any notice to any Person as a result or under the terms of, or (iv) result in the creation or imposition of any Lien upon Purchaser or any of their Assets under, any Contract or License to which Purchaser is a party or by which any of their Assets is bound.

         4.04     Governmental Approvals and Filings. Except as disclosed in
Schedule 4.04 hereto, no consent, approval or action of, filing with or notice to any Governmental or Regulatory Authority on the part of Purchaser is required in connection with the execution, delivery and performance of this Agreement or the Operative Agreements to which it is a party or the consummation of the transactions contemplated hereby or thereby, except where the failure to obtain such consent, approval, action, filing or notice would not adversely affect Purchaser's ability to consummate the transactions contemplated hereby or could reasonably be expected to have a material adverse effect on the Business, and except for those requirements as would be required solely as a result of the identity or the legal or regulatory status of Seller or any of its Affiliates.

         4.05 Brokers. Except as provided in Schedule 4.05, all negotiations relative to this Agreement and the transactions contemplated hereby have been carried out by Purchaser directly with Seller and Certain Shareholders without the intervention of any Person on behalf of Purchaser in such manner as to give rise to any valid claim by any Person against Seller or Certain Shareholders for a finder's fee, brokerage commission or similar payment.

         4.06 Financing. At Closing, Seller will have sufficient funds available to consummate the transactions contemplated by this Agreement and to hold regulatory capital in compliance with all terms of supervisory and regulatory requirements to continue the Business and Purchaser's existing banking business immediately following the Closing.

         4.07 Regulatory Approval. Purchaser knows of no reason why it would not be approved by applicable Governmental or Regulatory Authorities to consummate the transactions contemplated hereby. Without limiting the foregoing, there are no pending, or to the Knowledge of Purchaser, threatened disputes or controversies between Purchaser and any Governmental or Regulatory Authority that could be expected to prevent or materially delay Purchaser's performance of this Agreement or the consummation of the transactions contemplated hereby.

                                   ARTICLE V.
                              COVENANTS OF SELLER

         Seller hereby covenants and agrees with Purchaser that, at all times from and after the date hereof until the Closing and, with respect to any covenant or agreement by its terms to be performed in whole or in part after the Closing, for the period specified herein or, if no period is specified herein, six (6) months after the Closing Date, Seller will comply with all covenants and provisions of this Article V, except to the extent otherwise set forth herein.

         5.01 Regulatory and Other Approvals. Seller will (a) proceed diligently and in good faith and use its best efforts, as promptly as practicable, to obtain all consents, approvals or actions of, to make all filings with and to give all notices to Governmental or Regulatory Authorities or any other Person required of Seller to consummate the transactions contemplated hereby and by the Operative Agreements, including without limitation those described in Schedules 3.03 and 3.04, (b) provide such other information and communications to such Governmental or Regulatory Authorities or other Persons as Purchaser or such Governmental or Regulatory Authorities or other Persons may reasonably request in connection therewith and
(c) cooperate with Purchaser as promptly as practicable in obtaining all consents, approvals or actions of, making all filings with and giving all notices to Governmental or Regulatory Authorities or other Persons required of Purchaser to consummate the transactions contemplated hereby and by the Operative Agreements. Seller will provide prompt notification to Purchaser when any such consent, approval, action, filing or notice referred to in clause (a) above is obtained, taken, made or given, as applicable, and will advise Purchaser of any communications (and, unless precluded by Law, provide copies of any such communications that are in writing) with any Governmental or Regulatory Authority or other Person regarding any of the transactions contemplated by this Agreement or any of the Operative Agreements.

         5.02 Investigation by Purchaser. Seller and Certain Shareholders will (a) provide Purchaser, and its officers, directors, employees, agents, counsel, accountants, financial advisors, consultants and other representatives (collectively, "Representatives") with reasonable access, upon reasonable prior notice and during normal business hours, to the Employees and such other officers, employees and agents of Seller who have any responsibility for the conduct of the Business, to Seller's accountants to discuss matters pertaining to the Transferred Assets and Assumed Liabilities, (b) provide Purchaser and/or its Representatives with (i) all responses of counsel to auditors' requests for information delivered in connection with the Annual Financial Statements (together with any updates provided by such counsel) regarding Actions or Proceedings pending or threatened against, relating to or affecting the Transferred Assets, (ii) true and complete copies of the Doral Property Lease (including any amendments and renewal letters or agreements), each Transferred Contract listed in Schedule 2.01(a)(ii), together with all amendments and supplements thereto and all waivers of any terms thereof, and each Financial Asset Document, and (iv) within thirty (30) Business Days following the date hereof, a list of each Loan, including the original and the then outstanding principal amount and obligor of each, and a description of any related collateral, and a list of each Deposit held by Seller, including the amount and maker of each, and (c) furnish Purchaser and its Representatives with all such information and data concerning the Transferred Assets and the Assumed Liabilities as Purchaser or any of its Representatives reasonably may request in connection with such investigation, including any information relating to any pending litigation; provided, however, that nothing herein shall give Purchaser and its Representatives access to the Seller's confidential supervisory information as that term is defined in 12 C.F.R. Section 26 1.2(c) or to any other information to which Seller is not permitted by applicable law to disclose to Purchaser.

         5.03 Conduct of Business. Seller will operate the Business only in the ordinary course consistent with past practice. Without limiting the generality of the foregoing, Seller will:

                  (a) use best efforts to (i) preserve intact the present business organization and reputation of the Transferred Business, (ii) maintain the good will of customers, suppliers, lenders and other Persons to whom Seller provides services or with whom Seller otherwise has significant business relationships in connection with the Transferred Business, (iii) continue all current sales, marketing and promotional activities relating to the Transferred Business, and (iv) causing the number of employees and operating expenses to be reduced to a level consistent with the current size of Seller;

                  (b) except to the extent required by applicable Law, (i) cause the Books and Records of the Business to be maintained in the usual, regular and ordinary manner, and (ii) not permit any material change in any pricing, investment, accounting, financial reporting, inventory, credit, allowance or Tax practice or policy of Seller that would adversely affect the Transferred Assets or the Assumed Liabilities;

                  (c) use its best reasonable efforts to comply, in all material respects, with all Laws and Orders applicable to the Transferred Assets and promptly following receipt thereof, give Purchaser copies of any notice received from any Governmental or Regulatory Authority or other Person alleging any violation of any such Law or Order.

         5.04     Certain Restrictions. Seller will refrain from:

                  (a) disposing of any Loans (other than repayment thereof in the ordinary course of Business) or creating or incurring any Lien, other than a Permitted Lien, on any Transferred Assets;

                  (b) entering into, amending, modifying, terminating (partially or completely), granting any waiver under or giving any consent with respect to any Transferred Contract;

                  (c) violating, breaching or defaulting under in any material respect, or taking or failing to take any action that (with or without notice or lapse of time or both) would constitute a material violation or breach of, or default under, any term or provision of any Transferred Contract;

                  (d) incurring, purchasing, canceling, prepaying or otherwise providing for a complete or partial discharge in advance of a scheduled payment date with respect to, or waiving any right of Seller under, any Loan of or owing to Seller in connection with the Transferred Business, other than in the ordinary course of business consistent with past practice;

                  (e) engaging with any Person in any Business Combination, unless such Person agrees in a written instrument in form and substance reasonably satisfactory to Purchaser to adopt and comply with the terms and conditions of this Agreement as though such Person was an original signatory hereto;

                  (f) engaging in any transaction with respect to the Transferred Business with any officer, director, Affiliate or Associate of Seller or Certain Shareholders, or any Associate of any such officer, director or Affiliate, either outside the ordinary course of business consistent with past practice or other than on an arm's-length basis;

                  (g) entering into any Contract to do or engage in any of the foregoing (provided, however, that the foregoing shall not prohibit Seller from entering into a Back-Up Contract with respect to the sale of Seller's Business) following the expiration of the Exclusivity Period (as hereinafter defined);

                  (h) make any change in Seller's accounting methods, policies or practices, unless mandated by GAAP.

         5.05     Delivery of Books and Records, etc.; Removal of Property.

                  (a) On the Closing Date, Seller will deliver or make available to Purchaser at the locations at which the Business is conducted all of the Transferred Books and Records and such other Transferred Assets as are in Seller's possession at other locations, and if at any time after the Closing Seller or Certain Shareholders discovers in its possession or under its control any other Transferred Books and Records or other Transferred Assets, Seller will forthwith deliver such Transferred Books and Records or other Transferred Assets to Purchaser.

                  (b) Within 90 days after the Closing Date, Seller shall remove all Assets not being sold to Purchaser hereunder from the offices leased to Purchaser under the New Real Estate Leases and the Doral Branch Sublease. Such removal shall be at the sole cost and risk of Seller, including risk of loss and damage to such Assets. Purchaser shall not be liable to Seller with respect to such removal and transportation. Seller shall be responsible for all repairs to the real property covered by the Doral Branch Sublease and to any improvements thereto due to damage caused by Seller or any of its employees and agents in connection with the removal of Seller's Assets.

         5.06 Fulfillment of Conditions. Seller will execute and deliver at the Closing each Operative Agreement that Seller is required hereby to execute and deliver as a condition to the Closing, will take all commercially reasonable steps necessary or desirable and proceed diligently and in good faith to satisfy each other condition to the obligations of Purchaser contained in this Agreement and will not take or fail to take any action that could reasonably be expected to result in the nonfulfillment of any such condition.

         5.07 Purchaser's Obligation to Purchase Seller's Personal Property. At Closing, Purchaser agrees to purchase and Seller agrees to sell all of the Tangible Personal Property (excluding artwork) and Computer Equipment (including Seller's Compliance Software Program) located at and used by Seller in the conduct of its business at the Main Office and the Branch Offices. In the case of items of Tangible Personal Property and Computer Equipment, Purchaser shall pay Seller by wire transfer of immediately available funds to the account specified by Seller an amount equal to the total book value of such items as reflected on the Books and Records of the Seller, but in no event more than $525,000 in the aggregate. No later than five (5) business days prior to Closing, Purchaser shall have the right to inspect the Tangible Personal Property and Computer Equipment to verify its existence and condition. In no event will Purchaser be required to pay for any items which are missing or are non-functional and the book value of any such items shall be deducted from the amount paid by the Purchaser at Closing for the Tangible Personal Property and Computer Equipment. Purchaser shall also have the option to assume any Personal Property Leases of Seller (which determination by Purchaser shall be made within 15 days after the date hereof), to the extent the same are freely assignable to Purchaser. In the case of Personal Property Leases, Purchaser and Seller shall execute appropriate assignment and assumptions instruments whereby Seller shall assign, and Purchaser shall assume, Seller's obligations under such Personal Property Leases.

         5.08 Escrow. Within 72 hours of the execution of this Agreement, and as evidence of its intent to perform in good faith and to take all reasonable efforts to consummate the transactions contemplated hereby, Purchaser shall deposit with Escrow Agent the sum of $500,000 (the "Escrow Amount"), which amount shall be held by the Escrow Agent in accordance with the terms hereof, and delivered by Escrow Agent to Purchaser or released back to Seller upon the occurrence of certain events as set forth in this Agreement.

         5.09 Business Transition. Seller shall use its best efforts prior to closing and for a period of 6 months thereafter to encourage existing customers of the bank to maintain their deposits and loans with Purchaser.

         5.10 Exclusivity Period. During the 90-day period following the execution of this Agreement by the parties hereto ("Exclusivity Period"), Seller agrees that it will not authorize or knowingly permit any of its representatives, directly or indirectly, to initiate, solicit, encourage, engage in, or participate in, negotiations with any person or entity, or any group of persons or entities, other than Purchaser or its affiliates, concerning any Acquisition Proposal (as hereinafter defined). Seller will promptly inform Purchaser of any serious, bona fide inquiry it may receive with respect to any Acquisition Proposal. Seller shall immediately cease and cause to be terminated all existing discussions and negotiations, if any, with any parties conducted heretofore with respect to any Acquisition Proposal. Seller further agrees that until and including the Closing Date (unless this Agreement has been terminated before the Closing Date in accordance with the provisions of Section 12.01(a) hereof, other than as a result of a material breach by Seller, in which case, until and including the date of termination of this Agreement) Seller will not enter into a written contract which obligates Seller to consummate an Acquisition Proposal. As used in this Agreement, "Acquisition Proposal" means any (i) proposal pursuant to which any individual or entity, other than Purchaser, would acquire or participate in a merger or other business combination involving Seller, (ii) proposal by which any individual or entity, other than Purchaser, would acquire the right to vote 50% or more of the capital stock of Seller, or (iii) proposal for the acquisition of all or substantially all of the loans and deposit liabilities of Seller. Nothing herein shall restrict Seller from efforts to raise additional capital, provided the same does not result in any individual or entity who is not presently a shareholder of Seller from acquiring 50% or more of the capital stock of Seller.

                                   ARTICLE VI.
                             COVENANTS OF PURCHASER

         Purchaser covenants and agrees with Seller that, at all times from and after the date hereof until the Closing, Purchaser will comply with all covenants and provisions of this Article VI, except to the extent Seller may otherwise consent in writing.

         6.01 Regulatory and Other Approvals. Purchaser will (a) take all commercially reasonable steps necessary or desirable, and proceed diligently and in good faith and use all commercially reasonable efforts, as promptly as practicable to obtain all consents, approvals or actions of, and without limiting the foregoing will, within fifteen (15) days of the execution of this Agreement, make all filings with and give all notices to Governmental or Regulatory Authorities and give all notices to Governmental or Regulatory Authorities or any other Person required of Purchaser to consummate the transactions contemplated hereby and by the Operative Agreements, including without limitation those described in Schedules
4.03 and 4.04 hereto, (b) provide such other information and communications to such Governmental or Regulatory Authorities or other Persons as Seller or such Governmental or Regulatory Authorities or other Persons may reasonably request in connection therewith and (c) cooperate with Seller as promptly as practicable in obtaining all consents, approvals or actions of, making all filings with and giving all notices to Governmental or Regulatory Authorities or other Persons required of Seller to consummate the transactions contemplated hereby and by the Operative Agreements. Purchaser shall promptly, and in any event within 15 days, respond to all inquiries or requests for information made by any Governmental or Regulatory Authorities with respect to any regulatory approval of the transactions contemplated hereby. Purchaser shall not knowingly take any action that could adversely affect or delay the regulatory approval of the transactions contemplated hereby. Purchaser will take all actions reasonably requested and necessary to demonstrate to all applicable Governmental or Regulatory Authorities that it has adequate capital and management to consummate the transactions contemplated hereby. Purchaser will provide prompt notification to Seller when any such consent, approval, action, filing or notice referred to in clause (a) above is obtained, taken, made or given, as applicable, and will advise Seller of any communications (and, unless precluded by Law, provide copies of any such communications that are in writing) with any Governmental or Regulatory Authority or other Person regarding any of the transactions contemplated by this Agreement or any of the Operative Agreements.

         6.02 Fulfillment of Conditions Seller and/or Purchaser will each execute and deliver at the Closing each Operative Agreement that Seller and/or Purchaser are hereby required to execute and deliver as a condition to the Closing, will take all commercially reasonable steps necessary or desirable and proceed diligently and in good faith to satisfy each other condition to the obligations to close contained in this Agreement and will not take or fail to take any action that could reasonably be expected to result in the non-fulfillment of any such condition.

                                  ARTICLE VII.
                     CONDITIONS TO OBLIGATIONS OF PURCHASER

         The obligations of Purchaser hereunder are subject to the fulfillment, at or before the Closing, of each of the following conditions (all or any of which may be waived in whole or in part by Purchaser in its sole discretion):

         7.01 Representations and Warranties. Each of the representations and warranties made by Seller in this Agreement (other than those made as of a specified date earlier than the Closing Date) shall be true and correct in all material respects on and as of the Closing Date as though such representation or warranty was made on and as of the Closing Date, and any representation or warranty made as of a specified date earlier than the Closing Date shall have been true and correct in all material respects on and as of such earlier date.

         7.02 Performance. Seller shall have performed and complied with, in all material respects, each agreement, covenant and obligation required by this Agreement to be so performed or complied with by Seller or Certain Shareholders at or before the Closing.

         7.03 Officers' Certificates. Seller shall have each delivered to Purchaser a certificate, dated the Closing Date and executed by the President or the Chief Financial Officer of Seller, in the form of Exhibit B, and a certificate, dated the Closing Date and executed by the Secretary or any Assistant Secretary of Seller, in the form of Exhibit C.

         7.04 Orders and Laws. There shall not be in effect on the Closing Date any Order or Law restraining, enjoining or otherwise prohibiting or making illegal the consummation of any of the transactions contemplated by this Agreement or any of the Operative Agreements or which could reasonably be expected to otherwise result in a material diminution of the benefits of the transactions contemplated by this Agreement or any of the Operative Agreements to Purchaser, and there shall not be pending or threatened on the Closing Date any Action or Proceeding or any other action in, before or by any Governmental or Regulatory Authority which could reasonably be expected to result in the issuance of any such Order or the enactment, promulgation or deemed applicability to Purchaser or the transactions contemplated by this Agreement or any of the Operative Agreements of any such Law.

         7.05 Regulatory Consents and Approvals. All consents, approvals and actions of, filings with and notices to any Governmental or Regulatory Authority necessary to permit Purchaser and Seller to perform their obligations under this Agreement and the Operative Agreements and to consummate the transactions contemplated hereby and thereby (a) shall have been duly obtained, made or given, (b) shall not be subject to the satisfaction of any condition that has not been satisfied or waived and (c) shall be in full force and effect, and all terminations or expirations of waiting periods imposed by any Governmental or Regulatory Authority necessary for the consummation of the transactions contemplated by this Agreement and the Operative Agreements shall have occurred.

         7.06 Opinion of Counsel. Purchaser shall have received the opinion of Karp & Genauer, P.A., outside counsel to Seller, dated as of the Closing Date, as to matters listed on Exhibit D.

         7.07 Doral Branch Sublease. The owner of the Doral Branch Property shall have consented to the Doral Branch Sublease.

         7.08 Real Property Lease Agreements. Purchaser shall have entered into new lease agreements (the "New Real Estate Leases") with Seller for the first, second and seventh floors of the Main Office and for the entire Little Havana Office, both of which are owned by Seller, providing for, among other provisions, (i) with respect to the Main Office, monthly rental payments of $24.00 per square foot for the first floor, and $20.00 per square foot for the second and seventh floors, (ii) with respect to the Little Havana Office, $23.00 per square foot, (iii) with respect to both the Main Office and the Little Havana Office, the initial term shall be three (3) years and the Purchaser shall have the option, in its discretion, to extend the term for one additional period of three (3) years, upon the same terms as the initial term, except that the rental during the first year of the option term shall be increased by a percentage equal to the Cost of Living Increase since the beginning of the initial term, and the rental for the second year of the option term shall be increased by a percentage equal to the Cost of Living Increase for the first year of the option term, and (iv) with respect to the Main Office and the Little Havana Office, the lease shall be a triple net lease, but with Seller being responsible to maintain the roof and structural components. The forms of such lease agreements are attached hereto as Exhibit F. Parent shall have executed a Guaranty in form and substance satisfactory to Seller of Purchaser's obligations under the New Real Estate Leases ("Lease Guaranty").

         7.09 Minimum Amount of Performing Loans and Deposits. At Closing, the total unpaid balance of Performing Loans to be transferred to Purchaser and/or the Purchasing Companies shall in no event be less than $20,000,000, and the Deposit Liabilities to be assumed by Purchaser at Closing shall not be less than $20,000,000.

                                  ARTICLE VIII.
                       CONDITIONS TO OBLIGATIONS OF SELLER

         The obligations of Seller hereunder are subject to the fulfillment, at or before the Closing, of each of the following conditions (all or any of which may be waived in whole or in part by Seller in each of their sole discretion):

         8.01 Representations and Warranties. Each of the representations and warranties made by Purchaser in this Agreement shall be true and correct in all material respects on and as of the Closing Date as though such representation or warranty was made on and as of the Closing Date.

         8.02 Performance. Purchaser shall have performed and complied with, in all material respects, each agreement, covenant and obligation required by this Agreement to be so performed or complied with by Purchaser at or before the Closing.

         8.03 Officers' Certificates. Purchaser shall have delivered to Seller a certificate, dated the Closing Date and executed by the Chairman of the Board or the President of Purchaser, in the form of Exhibit G, and a certificate, dated the Closing Date and executed by the Secretary or any Assistant Secretary of Purchaser, in the form of Exhibit H.

         8.04 Orders and Laws. There shall not be in effect on the Closing Date any Order or Law that became effective after the date of this Agreement restraining, enjoining or otherwise prohibiting or making illegal the consummation of any of the transactions contemplated by this Agreement or any of the Operative Agreements.

         8.05 Regulatory Consents and Approvals. All consents, approvals and actions of, filings with and notices to any Governmental or Regulatory Authority necessary to permit Seller and Purchaser to perform their obligations under this Agreement and the Operative Agreements and to consummate the transactions contemplated hereby and thereby (a) shall have been duly obtained, made or given, (b) shall not be subject to the satisfaction of any condition that has not been satisfied or waived and (c) shall be in full force and effect, and all terminations or expirations of waiting periods imposed by any Governmental or Regulatory Authority necessary for the consummation of the transactions contemplated by this Agreement and the Operative Agreements.

         8.06 Corporate Action. The shareholders of Seller shall have taken all action necessary to approve the transactions contemplated by this Agreement, and Seller shall have furnished Purchaser with certified copies of resolutions adopted by such shareholders in connection with such transactions.

         8.07 Deliveries. The Purchasing Companies shall have executed and delivered to Seller the Assumption Agreement and the other Assumption Instruments, and Parent shall have executed and delivered to Seller the Lease Guaranty and a Guaranty of the Purchaser's obligations under the Doral Branch Sublease.

                                   ARTICLE IX.
    ARRANGEMENTS RESPECTING EMPLOYEES OF SELLER [AND SELLER NON-SOLICIATION]

         9.01     Offers of Employment.

                  (a) Schedule 9.01 sets forth a list of the Employees of Seller to which Purchaser may offer employment (the "Eligible Employees"'). Seller acknowledges and agrees that Purchaser shall not be required to offer employment to the Eligible Employees listed on Schedule 9.01. Seller shall not:
(i) interfere with Purchaser's efforts to attract the Eligible Employees, or
(ii) offer such Eligible Employees other positions with Seller prior to the Closing Date. Seller will afford Purchaser a reasonable opportunity during the period between the date hereof up to and including the Closing Date (the "Transition Period") to discuss the possibility of employment at Purchaser with the Eligible Employees; provided, however, that Purchaser shall notify Seller of its intent to communicate with such Employee at least one (1) Business Day before any scheduled telephonic or in-person interview of any Eligible Employee it is recruiting.

                  (b) Other than the Executives, it is generally anticipated that the Transferred Employees (as defined below) will begin employment with Purchaser on the first Business Day immediately following the Closing Date. The parties understand that the Transferred Employees will continue to work with Seller until the Closing Date. Purchaser agrees not to hire any Eligible Employees to become employees or otherwise provide services for Purchaser or any of its affiliates prior to the Closing Date, and further agrees not to solicit any Customers of Seller to cease doing business with Seller prior to the Closing Date or, if this Agreement is terminated for any reason, for a period of two (2) years after such termination. During the Transition Period, Purchaser and Seller shall coordinate the transition of the Transferred Employees from Seller to Purchaser, so as to allow Seller to continue servicing its deposit and loan accounts. Any Eligible Employee who is employed by Purchaser as a result of the transactions contemplated herein is hereinafter referred to as a "Transferred Employee." Notwithstanding the foregoing, Purchaser may, prior to Closing, make offers to Eligible Employees to work for Purchaser following the Closing and conditioned upon the Closing occurring.

         9.02 Transferred Employees. Seller shall be responsible for all amounts and benefits due to Transferred Employees and arising or accruing on or before the Closing Date, including without limitation, any liability under or relating to Benefit Plans, salary, wages, vacation pay, severance, business expenses, workmen's compensation payment and claims, and all taxes related thereto, and Purchaser shall not assume any liability for such payments or amounts. Purchaser shall be responsible for all amounts and benefits due to Transferred Employees and arising or accruing after the Closing Date, including without limitation, any liability under or relating to Purchaser's benefit plans, salary, wages, vacation pay, business expenses, workmen's compensation payment and claims, and all taxes related thereto, and Seller shall not assume or have any liability for such payments or amounts.

         9.03 Third-Party Rights. No provision of this Article IX shall create any third-party beneficiary rights in any Employee (including any beneficiary or dependant thereof) in respect of continued employment (or resumed employment) for any specified period of any nature or kind whatsoever, and no provision of this Article IX shall create such third-party beneficiary rights in any such persons in respect of any benefits that may be provided, directly or indirectly, under any Benefit Plan. Nothing in this Article IX is intended or shall be deemed to (a) require Purchaser to employ any Person for any fixed or pre-determined time after the Closing Date, or (b) confer upon any Employee, past, present, or future, any rights of employment of any nature, it being understood and agreed that the provisions of this Article IX are intended to set forth an agreement among Purchaser and Seller only, and are not intended to benefit any Person not party to this Agreement, including Employees.

         9.04 Nonsolicitation. For a period of one (1) year following the Closing Date:

                  (a) Seller shall not use any list of customers of Seller as a means to offer the same or similar banking products and services of the Main Office and the Branch Offices as was provided to such customers by the Main Office and Branch Offices immediately prior to the Closing Date to any customer whose Loan or Deposit Liability was transferred to Purchaser at the Closing;

                  (b) Seller shall not solicit, encourage or induce any Customer to transfer such Customer's business from Purchaser; and

                  (c) Seller shall not solicit, directly or indirectly, any Transferred Employee to leave his or her employment with Purchaser, except as part of a general solicitation for employment in newspaper advertisements or other periodicals of general circulation not specifically targeted to employees of Purchaser.

                  Seller shall cause the following officers, directors and key employees to execute Non-Solicitation and Non-Disparagement Agreements for the benefit of Purchaser, which non-solicitation shall be for a period of one (1) year following the Closing. At Closing, Salvador Bonilla-Mathe' and the directors of Seller (other than James M. Assalone) who were not newly elected to Seller's Board of Directors at the Shareholders' meeting of Seller held on September 22, 2003, shall execute an agreement to the foregoing effect in favor of Purchaser. At Closing, the three Branch Managers and the Chief Operating Officer of Seller shall execute an agreement to the foregoing effect in favor of Purchaser, provided that Purchaser has offered to employ such individuals in their present positions and for at least their current salaries and benefits for at least one (1) year following the Closing.

                                   ARTICLE X.
        SURVIVAL OF REPRESENTATIONS, WARRANTIES, COVENANTS AND AGREEMENTS

         10.01 Survival of Representations, Warranties, Covenants and Agreements. Notwithstanding any right of Purchaser (whether or not exercised) to investigate the Business or any right of any party (whether or not exercised) to investigate the accuracy of the representations and warranties of the other party contained in this Agreement, each of Seller and Certain Shareholders, on the one hand, and Purchaser, on the other hand, have the right to rely fully upon the representations, warranties, covenants and agreements of the other contained in this Agreement, but subject to the limitation contained in the following sentence. The representations, warranties, covenants and agreements of Seller and Purchaser contained in this Agreement and the Operative Agreements will survive the Closing for a period of one year only. Notwithstanding anything in this Agreement to the contrary, if a claim for breach of any representation or warranty is not made by the injured party prior to the first anniversary of the Closing Date, such claim shall be forever waived.

                                   ARTICLE XI.
                                 INDEMNIFICATION

         11.01    Indemnification of Purchaser.

                  (a) General. Provided the Closing has occurred, Seller shall indemnify each Purchasing Company and its Affiliates and its and their officers, directors, employees and agents against and hold them harmless from any Loss, Liability, cost or expense (including reasonable fees and expenses of counsel, interest, court costs, fees of accountants and other experts or other expenses of litigation or other Actions or Proceedings or of any claim, default or assessment) incurred by any such indemnified party to the extent arising from
(i) any breach in any material respect of any representation or warranty of Seller contained in this Agreement and the Operative Agreements (any statement contained in any certificate of Seller or of any officer thereof delivered to Purchaser pursuant to or in connection with this Agreement or the transactions contemplated hereby being considered a representation by Seller in the Agreement and the Operative Agreements); (ii) any breach in any material respect of any covenant of Seller contained in this Agreement and the Operative Agreements;
(iii) any Excluded Liability (including any Liability of Seller that becomes a Liability of a Purchasing Company under any common law doctrine of successor Liability, or otherwise, by operation of law); (iv) except as otherwise provided in Section 9.02 hereof, any Benefit Plans, employee practices, programs or arrangements (including the establishment, operation or termination thereof) established or maintained by Seller (including any Losses, Liabilities, costs, or expenses arising from the failure of Seller to meet its obligations under
Article IX); (v) the failure by Seller to deliver title (or, to the extent provided for herein, leases or Licenses) to the Transferred Assets free and clear of all Liens (except for Permitted Liens), claims, charges or encumbrances.

                  (b) Exceptions: Notwithstanding anything herein to the contrary, Seller shall not have any Liability for any Loss enumerated in Section 11.01(a):

                           (i) Unless and until an Indemnified Party has suffered, incurred, sustained or become subject to Losses referred to in such Section in excess of $100,000 in the aggregate, in which event the Indemnified Party shall be entitled to indemnity from Seller for the full amount of such Losses, subject to clause (ii) below;

                           (ii) To the extent that such Losses are in excess of $3,700,000 in the aggregate; or

                           (iii) If Seller shall not have received notice within one year from the Closing Date as to such Loss;

provided, however, that the time limitation set forth in paragraph (iii) above shall not apply to matters arising in respect of Section 2.04 (with respect to delivery of title to the Transferred Assets), 3.10 or 13.02.

         11.02    Indemnification by Purchaser of Seller.

                  (a) General. Provided the Closing has occurred, Purchaser shall, and shall cause Parent and each of the other Purchasing Companies to, indemnify Seller and its Affiliates and its officers, directors, employees and agents against and hold them harmless from any Loss, Liability, cost or expense (including reasonable fees and expenses of counsel, interest, court costs, fees of accountants and other experts or other expenses of litigation or other proceedings or of any claim, default or assessment) incurred by any such indemnified party to the extent arising from (i) any breach of any representation or warranty of Purchaser contained in this Agreement and the Operative Agreements (any statement contained in any certificate of a Purchasing Company or of any officer thereof delivered to Seller or Certain Shareholders pursuant to or in connection with this Agreement or the transactions contemplated hereby being considered a representation by Purchaser in the Agreement and the Operative Agreements); (ii) any breach of any covenant of Purchaser or Parent contained in this Agreement and the Operative Agreements; and (iii) any obligations relating to the Assumed Liabilities that arise after the Closing.

                  (b) Exceptions: Notwithstanding anything herein to the contrary, neither Purchaser, nor any of the other Purchasing Companies shall have any Liability for any Loss .enumerated in Section 11.02(a):

                  (i) Unless and until an Indemnified Party has suffered, incurred, sustained or become subject to Losses referred to in such
         Section in excess of $100,000 in the aggregate, in which event the Indemnified Party shall be entitled to indemnity from a Purchasing Company for the full amount of such Losses, subject to clause (ii) below;

                  (ii) To the extent that such Losses are in excess of $3,700,000 in the aggregate; or

                  (iii) If neither Purchaser, nor a Purchasing Company shall have received notice within one year from the Closing Date as to such Loss;

provided, however, that the limitations set forth in paragraph (ii) and (iii) above shall not apply to matters arising in respect of Section 13.02.

         11.03    Method of Asserting Claims.

                  (a) Right of Defense. Each Indemnifying Party shall be given prompt notice of and shall have the right to defend, compromise and settle any Actions or Proceedings in connection with any event which may result in a Loss with respect to which such Indemnifying Party shall be liable to an Indemnified Party hereunder; provided that the Indemnifying Party shall have provided notice to the Indemnified Party of its exercise of such right of defense, compromise or settlement and, in the case of settlement, the Indemnified Party shall have consented thereto, which consent shall not be unreasonably withheld. The Indemnifying Party shall have the right to appoint counsel (reasonably satisfactory to the Indemnified Party) to defend, compromise and settle any third party claim, or Action or Proceeding in connection with a Loss with respect to which an Indemnifying Party shall be liable to an Indemnified Party hereunder.

                  (b) Payment of Loss. In the event any Indemnified Party should have a claim under Section 11.01 or 11.02 against any Indemnifying Party, such Indemnified Party shall provide notice to the Indemnifying Party thereof, which notice shall specify the nature of and basis for such claim, together with the amount or, if not then reasonably ascertainable, the estimated amount, determined in good faith, of the Loss (the "Indemnification Notice"). Unless within 60 days after receipt of the Indemnification Notice the Indemnifying Party notifies the Indemnified Party that it does not concur with the Indemnified Party's determination with respect to such Loss, such determination shall be final. If the Indemnifying Party shall notify the Indemnified Party within 60 days after it receives the Indemnification Notice, that it does not concur with the Indemnified Party's determination with respect to such Loss, the Indemnified Party and the Indemnifying Party shall have 30 days in which to negotiate in good faith to resolve the issue or issues which form the basis of such disagreement. If no resolution with respect to such disagreement has been reached by the Indemnified Party and the Indemnifying Party within such 30-day period, such disagreement shall be resolved by litigation in a court of competent jurisdiction.

                  (i) Any Loss payable hereunder by an Indemnifying Party as established in accordance with the foregoing procedure shall be paid, upon demand, directly by such Indemnifying Party, against whom an Indemnified Party shall have full recourse.

                  (ii) Any payment to be made under this Section 11.03 shall be in an amount which, after taking into account any federal, state or local tax payable or saved by the Indemnified Party in respect thereof (as increased or decreased hereby), will yield an amount to the Indemnified Party equal to the amount of net loss to which such payment relates.

         11.04    Indemnification: Third Party Claims.

                  (a) If any Action or Proceeding under this Article XI is brought against an Indemnified Party and it gives written notice to the Indemnifying Party of the commencement of such Action or Proceeding, the Indemnifying Party shall be entitled to participate in such Action or Proceeding and, to the extent that it wishes (unless (x) the Indemnifying Party is also a party to such Action or Proceeding and the Indemnified Party determines in good faith that joint representation would be inappropriate, or (y) the Indemnifying Party fails to provide reasonable assurance to the Indemnified Party of its financial capacity to defend such Action or Proceeding and provide indemnification with respect to the same), to assume the defense of such Action or Proceeding with counsel consented to by the Indemnified Party, which consent shall not be unreasonably withheld, and after written notice from the Indemnifying Party to the Indemnified Party of its election to assume the defense of such Action or Proceeding, the Indemnifying Party will not, as long as it diligently conducts such defense be liable to the Indemnified Party under this Article XI for any fees of other counsel or any other expenses with respect to the defense of such Action or Proceeding, in each case subsequently incurred by the Indemnified Party in connection with the defense of such Action or Proceeding, other than reasonable costs of investigation. If the Indemnifying Party assumes the defense of an Action or Proceeding, (i) no compromise or settlement of such claims may be effected by the Indemnifying Party without the Indemnified Party's consent, unless there is no finding or admission of any violation of legal requirements or any violation of the rights of any Person and no effect on any other claims may be made against the Indemnified Party, and the sole relief provided is monetary damages that are paid in by the Indemnifying Party; and (ii) the Indemnified Party will have no liability with respect to any compromise or settlement of such claims effected without its consent. If written notice is given by an Indemnified Party to an Indemnifying Party of the compromise of any Action or Proceeding and the Indemnifying Party does not, within [twenty] days after receipt of such written notice, give notice to the Indemnified Party of its election to assume the defense of such Action or Proceeding, the Indemnifying Party will be bound by any determination made in such Action or Proceeding or any compromise or settlement effected by the Indemnified Party. For purposes of this Article XI, the term "defense" shall mean the investigation, defense, settlement, compromise or appeal of any Action or Proceeding.

                  (b) Notwithstanding the foregoing, if an Indemnified Party determines in good faith that there is a reasonable probability that an Action or Proceeding may adversely affect it other than as a result of monetary damages for which it would be entitled to indemnification under this Agreement, the Indemnified Party may, by written notice to the Indemnifying Party, assume the exclusive right to defend, compromise, or settle such Action or Proceeding, but the Indemnifying Party will not be bound by any determination of an Action or Proceeding so defended or any compromise or settlement effected without its consent (which may not be unreasonably withheld).

                                  ARTICLE XII.

                                  TERMINATION

         12.01    Termination.

                  (a) This Agreement may be terminated, and the transactions contemplated hereby may be abandoned:

                  (i) at any time before the Closing, by mutual written agreement of Seller and Purchaser;

                  (ii) at any time before the Closing, by Seller or Purchaser, (a) in the event of a material breach hereof by a non-terminating party if such non-terminating party fails to cure such breach within twenty Business Days following notification thereof by the terminating party or (b) upon notification to the non-terminating party by the terminating party that the satisfaction of any condition to the terminating party's obligations under this Agreement becomes impossible or impracticable with the use of commercially reasonable efforts if the failure of such condition to be satisfied is not caused by a breach hereof by the terminating party; or

                  (iii) at the Closing, by Purchaser, in the event that the total unpaid balance of the Loans transferred to Purchaser pursuant to this Agreement are in an amount that is less than $20 million.

                  (b) This Agreement shall terminate, and the transactions contemplated hereby shall be abandoned on January 31, 2004, if (i) the Closing shall not have occurred on or before such date and such failure to consummate is not caused by a breach of this Agreement by either party, and (ii) Seller has not consented in writing to extend the date of the Closing past such date. If Purchaser is not in default hereunder and is ready, willing and able to close on January 31, 2004, and is unable to do so solely as a result of the failure of the regulatory authorities to have approved this transaction by that date, and Purchaser has not consented, in writing, to extend the date of Closing past such date, Purchaser shall have its Deposit returned to it.

         12.02 Effect of Termination. If this Agreement is validly terminated pursuant to Section 12.01(a)(i), 12.01(a)(iii) or 12.01(b), this Agreement will forthwith become null and void, and there will be no Liability or obligation on the part of Seller or Purchaser (or any of their respective officers, directors, employees, agents or other representatives or Affiliates), except that the provisions with respect to expenses in Section 13.04 and confidentiality in
Section 13.06, will continue to apply following any such termination. Notwithstanding any other provision in this Agreement to the contrary, upon termination of this Agreement pursuant to Section 12.01(a)(ii), Seller will remain liable to Purchaser for any breach of this Agreement by Seller existing at the time of such termination, and Purchaser will remain liable to Seller for any breach of this Agreement by Purchaser existing at the time of such termination, and Seller and Purchaser may seek such remedies, including damages and reasonable fees of attorneys, against the other party with respect to any such breach as are provided in this Agreement or as are otherwise available at Law or in equity, including specific performance, but in no event shall either party be liable to the other for an amount in excess of $500,000 (including any forfeited deposits).

         12.03    Forfeit of Deposit.

                  (a) Notwithstanding anything herein to the contrary, on the Closing Date, if Purchaser refuses to close, is unable to close because it does not have sufficient funds to consummate the transactions contemplated hereby or has been advised, in writing, by any applicable regulatory authority that it does not hold sufficient regulatory capital in compliance with all terms of supervisory and regulatory requirements to continue the Business and Purchaser's existing banking business immediately following the Closing, breaches its representations or warranties hereunder or otherwise fails to perform its obligations under this Agreement thereby causing this Agreement to be terminated, Purchaser shall forfeit its Deposit to Seller as complete liquidated damages therefor and Escrow Agent shall pay such Deposit to Seller upon written notice therefor.

                  (b) Notwithstanding anything contained in this Agreement to the contrary, if, by the Closing Date of no later than January 31, 2004, Purchaser has not yet received regulatory approval to close the transaction contemplated hereby due to concerns on the part of the Regulators that Purchaser does not have sufficient capital to operate both the Business and Purchaser's existing banking business ("Insufficient Capital Concern"), then Purchaser may either (i) elect to terminate this Agreement and thereby Purchaser shall forfeit its Deposit as provided in Section 12.03(a), above, or (ii) Purchaser may elect to extend this Agreement for an additional seventy-five (75) days during which time Purchaser shall have the opportunity to satisfy the Insufficient Capital Concern. In the event Purchaser elects to extend the Closing Date for an additional seventy-five (75) days, Purchaser shall give written notice to Seller to that effect no later than January 31, 2004, and shall simultaneously with such notice instruct the Escrow Agent to deliver to Seller the $500,000 Deposit then being held by the Escrow Agent pursuant to this Agreement, and Purchaser shall also deliver to the Escrow Agent the entire amount of the purchase price to be paid to Seller hereunder, less the $500,000 Deposit ("Remainder of the Purchase Price"). Upon receipt of such notice, the $500,000 Deposit shall be delivered by the Escrow Agent to Seller and the Remainder of the Purchase Price shall be placed in escrow and invested by the Escrow Agent in an interest-bearing account. In the event that Purchaser receives regulatory approval to close the transaction contemplated hereby prior to the expiration of the seventy-five (75) day extension period, the Closing shall take place within three (3) business days thereafter. At Closing, Escrow Agent shall deliver the Remainder of the Purchase Price to Seller and the appropriate party shall make any adjusting payment to the other to the extent that the actual amount to be paid to Seller at Closing differs from the amount so delivered by the Escrow Agent. In the event that the Purchaser does not receive regulatory approval to close the transaction contemplated hereby prior to the expiration of such seventy-five (75) day extension period, the Escrow Agent shall immediately thereafter return the Remainder of the Purchase Price to the Purchaser, but shall deliver all interest earned on the Remainder of the Purchase Price to Seller. It is understood that upon delivery of the $500,000 Deposit to Seller on January 31, 2004 (in the event Purchaser elects the extension option contemplated hereby), the same shall be deemed fully earned by Seller and shall not be subject to forfeit.

                                  ARTICLE XIII
                                  MISCELLANEOUS

         13.01 Notices. All notices, requests and other communications hereunder must be in writing and will be deemed to have been duly given only if delivered personally or by facsimile transmission or mailed (first class postage prepaid) to the parties at the following addresses or facsimile numbers:

                                            Pan American Bank
                  If to Purchaser           3475 Sheridan Street
                  or any other Purchasing   Hollywood, Florida 33021
                  Company, to:              Facsimile No. 954-961-6883
                                            Attention: Michael Golden, President
                                                        and Chief Executive
                                                        Officer

                                            David M. Garvin. P.A.
                  with a copy to:           1200 Brickell Avenue
                                            Suite 1480
                                            Miami, Florida 33131
                                            Facsimile No. 305-371-8848
                                            Attn: David M. Garvin, Esq.

                                            Gulf Bank
                  If to Seller, to:         3400 Coral Way
                                            Miami, Florida 33145
                                            Facsimile No. 954-961-6883
                                            Attention: Salvador Bonilla-Mathe,
                                                         Chairman of the Board
                                                         of Directors

                  with a copy to:           Karp & Genauer, P.A.
                                            2 Alhambra Plaza, Suite 1202
                                            Coral Gables, FL 33134
                                            Facsimile No. 305-461-3545
                                            Attn: Martin J. Genauer, Esq.

All such notices, requests and other communications will (i) if delivered personally or by reputable overnight courier to the address as provided in this Section, be deemed given upon delivery, (ii) if delivered by facsimile transmission to the facsimile number as provided in this Section, be deemed given upon receipt, and (iii) if delivered by mail in the manner described above to the address as provided in this Section, be deemed given upon receipt (in each case regardless of whether such notice, request or other communication is received by any other Person to whom a copy of such notice is to be delivered pursuant to this Section). Any party from time to time may change its address, facsimile number or other information for the purpose of notices to that party by giving notice specifying such change to the other parties hereto.

         13.02    Further Assurances; Post-Closing Cooperation.

                  (a) At any time or from time to time after the Closing, at a Purchasing Company's request and without further consideration, Seller shall execute and deliver to such Purchasing Company such other instruments of sale, transfer, conveyance, assignment and confirmation, provide such materials and information and take such other actions as such Purchasing Company may reasonably deem necessary or desirable in order more effectively to transfer, convey and assign to such Purchasing Company, and to confirm such Purchasing Company's title to, all of the Transferred Assets, and, to the full extent permitted by Law, to put such Purchasing Company in actual possession and operating control of the Transferred Assets and to assist such Purchasing Company in exercising all rights with respect thereto, and otherwise to cause Seller to fulfill its obligations under this Agreement and the Operative Agreements.

                  (b) Following the Closing, each party will afford the other parties and their Representatives, during normal business hours, reasonable access to the books, records and other data relating to the Transferred Assets in its possession with respect to periods prior to the Closing and the right to make copies and extracts therefrom, to the extent that such access may be reasonably required by the requesting party in connection with (i) the preparation of Tax Returns, (ii) the determination or enforcement of rights and obligations under this Agreement, (iii) compliance with the requirements of any Governmental or Regulatory Authority, (iv) the determination or enforcement of the rights and obligations of any Indemnified Party, or (v) in connection with any actual or threatened Action or Proceeding. Further each party agrees for a period extending six (6) years after the Closing Date not to destroy or otherwise dispose of any such books, records and other data unless such party shall first offer in writing to surrender such books, records and other data to the other parties and such other parties shall not agree in writing to take possession thereof during the ten day period after such offer is made.

                  (c) If, in order properly to prepare its Tax Returns, other documents or reports required to be filed with Governmental or Regulatory Authorities or its financial statements or to fulfill its obligations hereunder, it is necessary that a party be furnished with additional information, documents or records relating to the Transferred Assets not referred to in paragraph (c) above, and such information, documents or records are in the possession or control of another party, such other party shall use its best efforts to furnish or make available such information, documents or records (or copies thereof) at the recipient's request, cost and expense. Any information obtained by any party in accordance with this paragraph shall be held confidential by such party in accordance with Section 13.06.

                  (d) Notwithstanding anything to the contrary contained in this Section, if the parties are in an adversarial relationship in litigation or arbitration, the furnishing of information, documents or records in accordance with paragraphs (c) or (d) of this Section shall be subject to applicable rules relating to discovery.

         13.03 Entire Agreement. This Agreement and the Operative Agreements supersede all prior discussions and agreements between the parties with respect to the subject matter hereof and thereof (including without limitation that certain letter of intent by and among Parent and Seller, dated March 5, 2003, and contain the sole and entire agreement between the parties hereto with respect to the subject matter hereof and thereof.

         13.04 Expenses. Except as otherwise expressly provided in this Agreement (including without limitation as provided in Section 12.02), whether or not the transactions contemplated hereby are consummated, each party will pay its own costs and expenses, including attorneys' fees, incurred in connection with the negotiation, execution and closing of this Agreement and the Operative Agreements and the transactions contemplated hereby and thereby.

         13.05 Public Announcements. At all times at or before the Closing, Seller and Purchaser will not issue or make any reports, statements or releases to the public or generally to the employees, customers, suppliers or other Persons to whom Seller provides services in connection with the Transferred Business or with whom Seller otherwise has significant business relationships in connection with the Transferred Business with respect to this Agreement or the transactions contemplated hereby without the express written consent of the other party, which consent shall not be unreasonably withheld. If any party is unable to obtain the approval of its public report, statement or release from the other party and such report, statement or release is, in the reasonable opinion of legal counsel to such party, required by Law in order to discharge such party's disclosure obligations, then such party may make or issue the legally required report, statement or release and promptly furnish the other parties with a copy thereof. Purchaser may make any press release to be issued following the Closing announcing the consummation of the transactions contemplated by this Agreement.

         13.06 Confidentiality. Each party hereto will hold, and will use its best efforts to cause its Affiliates, and their respective Representatives to hold, in strict confidence from any Person (other than any such Affiliate or Representative), unless (i) compelled to disclose by judicial or administrative process (including without limitation in connection with obtaining the necessary approvals of this Agreement and the transactions contemplated hereby of Governmental or Regulatory Authorities) or by other requirements of Law or (ii) disclosed in an Action or Proceeding brought by a party hereto in pursuit of its rights or in the exercise of its remedies hereunder, all documents and information concerning the other party or any of its Affiliates furnished to it by the other party or such other party's Representatives in connection with this Agreement or the transactions contemplated hereby, except to the extent that such documents or information can be shown to have been (a) previously known by the party receiving such documents or information, (b) in the public domain (either prior to or after the furnishing of such documents or information hereunder) through no fault of such receiving party or (c) later acquired by the receiving party from another source if such source is not under an obligation to another party hereto to keep such documents and information confidential; provided that following the Closing the foregoing restrictions will not apply to Purchaser's use of documents and information concerning the Transferred Assets or the Assumed Liabilities furnished by Seller hereunder. In the event the transactions contemplated hereby are not consummated, upon the request of the other party, each party hereto will, and will cause its Affiliates and their respective Representatives to, promptly (and in no event later than five Business Days after such request) redeliver or cause to be redelivered all copies of documents and information furnished by the other party in connection with this Agreement or the transactions contemplated hereby and destroy or cause to be destroyed all notes, memoranda, summaries, analyses, compilations and other writings related thereto or based thereon prepared by the party which furnished such documents and information or its Representatives. The parties hereby confirm the validity and continuing effect of the Confidentiality and Non-Disclosure Agreement dated January 30, 2003 between Parent and Seller ("Confidentiality Agreement") and agree that to the extent there is any conflict between the provisions of the Confidentiality Agreement and this Section, the provisions of the Confidentiality Agreement shall control.

         13.07 Waiver. Any term or condition of this Agreement may be waived at any time by the party that is entitled to the benefit thereof, but no such waiver shall be effective unless set forth in a written instrument duly executed by or on behalf of the party waiving such term or condition. No waiver by any party of any term or condition of this Agreement, in any one or more instances, shall be deemed to be or construed as a waiver of the same or any other term or condition of this Agreement on any future occasion. All remedies, either under this Agreement or by Law or otherwise afforded, will be cumulative and not alternative.

         13.08 Amendment. This Agreement may be amended, supplemented or modified only by a written instrument duly executed by or on behalf of each party hereto.

         13.09 No Third Party Beneficiary. The terms and provisions of this Agreement are intended solely for the benefit of each party hereto and their respective successors or permitted assigns, and it is not the intention of the parties to confer third-party beneficiary rights upon any other Person other than any Person entitled to indemnity under Article XI.

         13.10 No Assignment; Binding Effect. Neither this Agreement nor any right, interest or obligation hereunder may be assigned by any party hereto without the prior written consent of the other party hereto and any attempt to do so will be void, except (a) for assignments and transfers by operation of Law and (b) that Purchaser may assign any or all of its rights, interests and obligations hereunder (including without limitation its rights, but not its obligations, under Article XI to (i) a wholly-owned subsidiary, provided that any such subsidiary agrees in writing to be bound by all of the terms, conditions and provisions contained herein, or (ii) any post-closing purchaser of the Transferred Business or a substantial part of the Transferred Assets, but no such assignment shall relieve Purchaser or Parent of its obligations hereunder. Subject to the preceding sentence, this Agreement is binding upon, inures to the benefit of and is enforceable by the parties hereto and their respective successors and assigns.

         13.11 Headings. The headings used in this Agreement have been inserted for convenience of reference only and do not define or limit the provisions hereof.

         13.12 Consent to Jurisdiction and Service of Process. Each party hereby irrevocably submits to the nonexclusive jurisdiction of the United States District Court for the Southern District of Florida sitting in Miami-Dade
County or any court of the State of Florida sitting in Miami-Dade County, in any such action, suit or proceeding arising out of or relating to this Agreement or any of the Operative Agreements or any of the transactions contemplated hereby or thereby, and agrees that any such action, suit or proceeding shall be brought only in such court, provided, however, that such consent to jurisdiction is solely for the purpose referred to in this Section and shall not be deemed to be a general submission to the jurisdiction of said courts or in the State of Florida other than for such purpose. Each party hereby irrevocably waives, to the fullest extent permitted by Law, any objection that it may now or hereafter have to the laying of the venue of any such action, suit or proceeding brought in such a court and any claim that any such action, suit or proceeding brought in such a court has been brought in an inconvenient forum.

         13.13 Invalid Provisions. If any provision of this Agreement is held to be illegal, invalid or unenforceable under any present or future Law, and if the rights or obligations of any party hereto under this Agreement will not be materially and adversely affected thereby, (a) such provision will be fully severable, (b) this Agreement will be construed and enforced as if such illegal, invalid or unenforceable provision had never comprised a part hereof, (c) the remaining provisions of this Agreement will remain in full force and effect and will not be affected by the illegal, invalid or unenforceable provision or by its severance here from and (d) in lieu of such illegal, invalid or unenforceable provision, there will be added automatically as a part of this Agreement a legal, valid and enforceable provision as similar in terms to such illegal, invalid or unenforceable provision as may be possible.

         13.14 Governing Law. This Agreement shall be governed by and construed in accordance with the Laws of the State of Florida applicable to a contract executed and performed in such State, without giving effect to the conflicts of laws principles thereof.

         13.15 Counterparts. This Agreement may be executed in any number of counterparts, each of which will be deemed an original, but all of which together will constitute one and the same instrument. Facsimile transmission of an executed original shall be deemed to be effective delivery of such original.

         13.16 Construction. Purchaser, Holdings and Seller have participated jointly in the negotiation and drafting of this Agreement. In the event that an ambiguity or question of intent or interpretation arises, this Agreement shall be construed as if drafted jointly by Purchaser, Holdings and Seller and no presumption or burden of proof shall arise favoring or disfavoring either Purchaser, Holdings or Seller by virtue of the authorship of any of the provisions of this Agreement. Unless the context of this Agreement otherwise requires, (i) words of any gender include each other gender; (ii) words using the singular or plural number also include the plural or singular number, respectively; (iii) the terms "hereof," "herein," "hereby" and derivative or similar words refer to this entire Agreement; (iv) the terms "Article" or "Section" refer to the specified Article or Section of this Agreement; (v) the phrases "ordinary course of business" and "ordinary course of business consistent with past practice" refer to the business and practice of Seller and Holdings in connection with the Business; and (vi) the symbol "$" shall refer to U.S. dollars. Whenever this Agreement refers to a number of days, such number shall refer to calendar days unless Business Days are specified. All accounting terms used herein and not expressly defined herein shall have the meanings given to them under GAAP.

         13.17 Break-Up Fee. In the event that (i) Purchaser is prepared to close the transactions contemplated hereby (notwithstanding any failure of a condition precedent to Purchaser's obligation to close to have been satisfied) and Seller nonetheless refuses to close this transaction, or (ii) this transaction fails to close as a result of a material breach by Seller of its obligations or representations and warranties under this Agreement (other than a breach of Section 9.03 hereof), and within twenty-four (24) months after the Closing should have occurred, the Seller closes a transaction involving an Acquisition Proposal, then immediately upon such closing, Seller shall pay to Purchaser the sum of $500,000, less any amounts previously paid by Seller to Purchaser pursuant to Section 12.02 hereof.

                         [SIGNATURES BEGIN ON NEXT PAGE]

         IN WITNESS WHEREOF, this Agreement has been duly executed and delivered by the duly authorized officer of each party as of the date first above written.

                                    [PURCHASER:]

                                    PANAMERICAN BANK

                                    BY: /s/ MICHAEL GOLDEN
                                       -----------------------------------------
                                    NAME: MICHAEL GOLDEN
                                    TITLE: VICE CHAIRMAN

                                AND BY: /s/ HUGE CASTRO
                                       -----------------------------------------
                                       HUGE CASTRO, PRESIDENT

                                    [SELLER:]

                                    GULF BANK

                                    BY: /s/ SALVADOR BONILLA-MATHE
                                       -----------------------------------------
                                    NAME: SALVADOR BONILLA-MATHE
                                    TITLE: CHAIRMAN OF THE BOARD

                                AND BY: /s/ JAMES M. ASSALONE
                                       -----------------------------------------
                                    Name: JAMES M. ASSALONE
                                    TITLE: CHIEF EXECUTIVE OFFICER AND PRESIDENT

                               GUARANTY OF PARENT

                  The undersigned, Pan American Bancorp, a Delaware corporation, hereby irrevocably and unconditionally guarantees the payment and performance by its subsidiary, Pan American Bank, of its obligations under the foregoing Asset Purchase Agreement dated as of October 9, 2003 ("Asset Purchase Agreement"), between Pan American Bank and Gulf Bank. This guaranty shall remain in full force and effect regardless of any amendments or modifications to the Asset Purchase Agreement or any waiver or accommodations granted by either party to the other thereunder.

                                    PAN AMERICAN BANCORP

                                    By: /s/ Michael Golden
                                        ----------------------------------------

                                    Name: Michael Golden

                                    Title: President and Chief Executive Officer

                                   EXHIBIT "A"

                                ESCROW PROVISIONS

                         The terms defined in the Asset Purchase
                    Agreement dated October 9, 2003 ("Agreement"), between Pan American Bank ("Purchaser") and Gulf Bank ("Seller") to which these Escrow Provisions are attached are used herein as so defined.

         a. All funds delivered to Escrow Agent shall be invested in an interest-bearing account under the tax identification number of Purchaser which is 59-2688123.

         b. Escrow Agent shall disburse the Escrowed Funds as provided in the Agreement. If any disagreement or dispute shall arise between or among the Parties and/or any other persons resulting in adverse claims and demands being made for the Escrowed Funds, whether or not litigation has been instituted, then, in any such event, at the Escrow Agent's option, (i) the Escrow Agent may refuse to comply with any claims or demands on it and continue to hold the Escrowed Funds until the Escrow Agent receives written notice signed by the Parties and any other person who may have asserted a claim to or made a demand for the Escrowed Funds directing the disbursement of the Escrowed Funds, in which case the Escrow Agent shall not be or become liable in any way or to any persons for its refusal to comply with any claims or demands; or (ii) if the Escrow Agent shall receive a written notice advising that a litigation over entitlement to the Escrowed Funds has commenced, the Escrow Agent may deposit the Escrowed Funds together with interest earned thereon, if any, with the Clerk of the Court in which said litigation is pending, the costs thereof to be borne equally by the Parties, and thereupon the Escrow Agent shall be released of and from all liability hereunder; or (iii) the Escrow Agent may, at its option, terminate its duties as Escrow Agent, by depositing the Escrowed Funds with interest earned thereon, if any, in a court of competent jurisdiction in Miami-Dade County, Florida and the commencement of any action of interpleader, the costs thereof to be borne equally by the parties, and thereupon the Escrow Agent shall be released of and from any, liability hereunder.

         c. The escrow provided for by this Agreement is being made for the accommodation of the Parties and for no other purpose. The Escrow Agent shall not be liable to any the Parties in connection with its performance as the Escrow Agent, except for its gross negligence or willful misconduct, and upon delivery of the Escrowed Funds together with interest earned thereon, if any, as provided in this Agreement, the Escrow Agent shall be relieved of all liability with respect to the Escrowed Funds.

         d. Notwithstanding the Escrow Agent's responsibilities hereunder, the Escrow Agent shall be entitled to represent Seller in connection with or related to the Agreement and the transactions contemplated hereby, including, without limitation, any litigation arising in connection with the Agreement.

         e. The Parties, jointly and severally, shall indemnify and hold Escrow Agent free and harmless from and against any and all claims, losses, fines, penalties, settlements, damages, liabilities and expenses, including reasonable costs of investigations, attorneys' fees (including Escrow Agent's normal legal charges should it act as its own counsel) and disbursements which may be imposed upon or incurred by Escrow Agent in connecting with its acting as such hereunder or in any litigation or dispute arising hereunder or involving the Escrowed Funds, unless the same results from Escrow Agent's gross negligence or willful misconduct hereunder. This indemnification shall survive the termination of Escrow Agent's responsibilities hereunder and the termination of the Agreement.

         f. The Escrow Agent is hereby granted a lien upon the Escrowed Funds to secure the payment to it of any amounts which may be owed to it in connection with its acting as an Escrow Agent hereunder, including, without limitation, any fees owed to it and indemnification payments or reimbursements of costs for interpleading the Escrowed Funds which may be owing to Escrow Agent, and Escrow Agent may apply the Escrowed Funds against any amounts which may be so owing to Escrow Agent hereunder.

         g. The Escrow Agent may rely on signatures, documents or certificates that appear on their face to be genuine without the Escrow Agent having a duty to inquire further with respect to same.

                                    SCHEDULES

                                       TO

                            ASSET PURCHASE AGREEMENT

                                      DATED

                                 OCTOBER 9, 2003

                                 BY AND BETWEEN

                                   GULF BANK,
                         A FLORIDA BANKING ORGANIZATION

                                       AND

                      PAN AMERICAN BANK, HOLLYWOOD, FLORIDA

                            SCHEDULE 1.01 - COMPUTER

                         COMPUTER HARDWARE AND SOFTWARE

See attached lists.

                   CONFIDENTIAL - NOT FOR DISCLOSURE TO PUBLIC

                        SCHEDULE 1.01 - PERSONAL PROPERTY

                           TANGIBLE PERSONAL PROPERTY

                  CONFIDENTIAL - NOT FOR DISCLOSURE TO PUBLIC

                               SCHEDULE 2.01(a)(i)

                                      LOANS

         A list of all loans made by Gulf Bank as existing on September 24, 2003, is attached hereto. This list contains both Performing Loans and Nonperforming Loans.

                  CONFIDENTIAL - NOT FOR DISCLOSURE TO PUBLIC

                              SCHEDULE 2.01 (a)(ii)

                              TRANSFERRED CONTRACTS









                   CONFIDENTIAL - NOT FOR DISCLOSURE TO PUBLIC

                   CONFIDENTIAL - NOT FOR DISCLOSURE TO PUBLIC

                   CONFIDENTIAL - NOT FOR DISCLOSURE TO PUBLIC

                   CONFIDENTIAL - NOT FOR DISCLOSURE TO PUBLIC

                   CONFIDENTIAL - NOT FOR DISCLOSURE TO PUBLIC

                              SCHEDULE 2.01(b)(ix)

                          INTANGIBLE PERSONAL PROPERTY

None.

                   CONFIDENTIAL - NOT FOR DISCLOSURE TO PUBLIC

                              SCHEDULE 2.01(b)(xii)

                            PERSONAL PROPERTY LEASES

Personal property leases are included within Schedule 2.01(a)(ii).

                   CONFIDENTIAL - NOT FOR DISCLOSURE TO PUBLIC

                              SCHEDULE 2.01(b)(xix)

                              OTHER EXCLUDED ASSETS

         All personal property of Salvador Bonilla-Mathe located at any of the Branches, including but not limited to artwork and certificates of appreciation or recognition.

                              SCHEDULE 2.02(a)(iii)

                               DEPOSIT LIABILITIES

         A list of deposit liabilities are attached hereto, broken down into the following categories and reflected as of the following dates:

         1.       Demand Deposits (as of 9/24/03)

         2.       Savings Deposits (as of 9/24/03)

         3.       CD and Time Deposits (as of 9/24/03)

         4.       IRA Deposits (as of 9/25/03)

         5.       Pledged Deposits (as of 8/29/03)

         Note that the IRA Deposits are also included within the list of CD and Time Deposits.

         Gulf Bank has also borrowed the amount of $3,000,000 from the Federal Home Loan Bank, which obligation is collateralized by certain securities, a list of which are attached to this Schedule 2.02(a)(iii).

                   CONFIDENTIAL - NOT FOR DISCLOSURE TO PUBLIC

                                 SCHEDULE 3.03

                          SELLER ADVERSE CONSEQUENCES

None.

                                  SCHEDULE 3.04

                         SELLER'S GOVERNMENTAL CONSENTS

         Gulf Bank must file with the Florida Department of Banking and Finance a plan of purchase and assumption pursuant to Section 655.414 of the Florida Statutes. See Rule 3C-105 Part VI of the Florida Administrative Code concerning the approval right of the Florida Department of Banking and Finance.

                                  SCHEDULE 3.06

                               LEGAL PROCEEDINGS

         1. JAL Consultants, Inc. v. Gulf Bank. Attached is the Complaint and Demand for Jury Trial. Counsel for Gulf Bank has submitted to the court an Order for dismissal. Awaiting Judge's execution of Order. Gulf Bank has also submitted a motion for attorneys' fees.

         2. The Board of Governors of the Federal Reserve System issued to Gulf Bank, on November 28, 2001, a Cease and Desist Order. The Cease and Desist Order is attached hereto. There have been numerous written communications between Gulf Bank and the applicable administrative agencies involved arising out of or in connection with the Cease and Desist Order. These documents shall be made available to Pan American Bank for review upon its request.

         3. There may be civil, criminal or administrative actions, suits or proceedings against or affecting Gulf Bank as a result of certain alleged violations by Gulf Bank of the Bank Secrecy Act.

TO:       Brad Saunders             COMPANY:      Karp & "copy not readable"
FAX:      305-461-3545              PHONE:

FROM:     Gregory A. Martin         DATE:         July 25, 2003

REF #:    0255-013899.0035          # OF PAGES:   15

[ ] Urgent                          [ ] For Review

[ ] Please Reply                    [ ] Please Comment

Comments:

Attached is a copy of the Complaint JAL Consultants filed against Gulf Bank.

                                                             "copy not readable"

ALL THE PAGES WHICH CONSTITUTE THIS FACSIMILE TRANSMISSION CONTAIN INFORMATION WHICH IS CONFIDENTIAL AND COVERED BY ATTORNEY-CLIENT PRIVILEGE. THE INFORMATION IS "copy not readable" SOLELY FOR THE USE OF THE PERSON TO WHOM IT IS ADDRESSED OR DIRECTED. IF THE READER OF THIS NOTICE IS NOT LISTED ABOVE, OR IF THE READER IS NOT AN EMPLOYEE OF AGENT RESPONSIBLE FOR DELIVERING THE FACSIMILE TRANSMISSION TO THE ADDRESSEE, "copy not readable" YOU ARE HEREBY NOTIFIED THAT ANY DISSEMINATION, DISTRIBUTION OR REPRODUCTION OF ANY OR ALL OF THESE PAGES IS STRICTLY PROHIBITED. IF YOU HAVE RECEIVED THIS FACSIMILE TRANSMISSION IN ERROR PLEASE NOTIFY AS IMMEDIATELY BY TELEPHONE COLLECT AT "copy not readable" AND RETURN THE ORIGINAL FACSIMILE TRANSMISSION TO US AT "copy not readable" & YOSS, P.A., 2601 S. BAYSHORE DRIVE, SUITE 1600, MIAMI FLORIDA 33133 VIA THE U.S. POSTAL SERVICE. WE WILL REIMBURSE YOU FOR THE POSTAGE. THANK YOU.

                                                IN THE CIRCUIT COURT OF THE 11TH
                                                JUDICIAL CIRCUIT IN AND FOR
                                                MIAMI-DADE COUNTY, FLORIDA

                                                GENERAL JURISDICTION DIVISION

                                                CASE NO.: 01-5483 CA 21

JAL CONSULTANTS, INC., a Florida
Corporation,

         Plaintiff,

vs.

NATIONAL PAWN HOLDINGS A,
INC.. d/b/a CASH SOLUTION
STORE H, a Florida corporation
GULF BANK, a Florida corporation
LABRADA PAINTER, INC.., a Florida
Corporation and EVELIO LABRADA,
a Florida resident, jointly, individually and severally.

         Defendant(s).

_________________________________/

                       COMPLAINT AND DEMAND FOR JURY TRIAL

         Plaintiff, JAL. Consultants, Inc. sues Defendants, National Pawn Holdings A., Inc. d/b/a Cash Solution Store H. Evelio Labrada. Labrada Painter, Inc. and Gulf Bank and alleges:

                                PARTIES AND VENUE

         1. This is an action by the Plaintiff for negligence and the wrongful conversion of a negotiable instrument.

         2. This action seeks damages in excess of $15,000.00 exclusive of interest, costs and attorney's fees.

      BROAD AND CASSEL 201 SOUTH BISCAYNE BLVD, SUITE 3000, MIAMI, FL 33131

         3. Plaintiff, JAL Consultants, Inc. is a Florida corporation with its principal place of business in Miami-Dade County, Florida. At all relevant times, Jose A. Losa, Jr., served as an officer of JAL Consultants, Inc. and is a resident of Miami County, Florida.

         4. Defendant, Gulf Bank, is a corporation organized and existing under the laws of Florida with its principal place of business in Miami-Dade County, Florida.

         5. Defendant, National Pawn Holdings A., Inc., is a Florida corporation with its principle place of business in Miami-Dade County, Florida. At all relevant times, Defendant, National Pawn Holdings A., Inc. was doing business as Cash Solution Store H, a check cashing store.

         6. Labrada Painter, Inc. is a Florida corporation with its principal place of business in Miami-Dade County, Florida.

         7. Co-defendant, Evelio Labrada, is an officer of Labrada Painter, Inc., and is a resident of Miami-Dade County, Florida.

         8. All conditions precedent to the filing of this action have occurred, been satisfied, or excused.

         9. Venue is proper in this forum as all the causes of action accrued in this county.

                                   BACKGROUND

         10. On or about July 9, 1999, Plaintiff, JAL Consultants, Inc., entered into an agreement with Ocean Point Associations, Inc. whereby the Plaintiff and [COPY NOT READABLE], Labrada Painter, Inc., agreed to perform all the work and supply all the labor for the concrete restoration of the balconies at the Ocean Point Condominiums.

         11. On or about July 13, 1999, Ocean Point Associations, Inc. issued a negotiable instrument [hereinafter "the subject check" or "a check"] in the amount of $21,680.00 to "JAL

      BROAD AND CASSEL 201 SOUTH BISCAYNE BLVD. SUITE 3000 MIAMI, FL 33131

Consultants/Contractor" as an advance for the construction work to be performed. (A copy of Check No. 1018 is attached hereto as Exhibit "A").

         12. JAL Consultants, Inc. [hereinafter "JAL Consultants"] received the check from Ocean Point Condominiums.

         13. JAL Consultants, by and through Jose A. Losa, Jr., its President, specially indorsed the check by both signing it, and by writing above the signature, words identifying the person to whom the instrument is made payable: "JAL Consultants." (See copy of the indorsement attached hereto as Exhibit "B").

         14. Upon information and belief, Evelio Labrada, the president of Labrada Painters, Inc. took subsequent possession of the check and remitted it to National Pawn Holdings A, Inc. for payment.

         15. Evelio Labrada is neither an employee or agent of JAL Consultants, nor was Mr. Labrada ever authorized by the Plaintiff to cash the check.

         16. National Pawn Holdings A. Inc. tendered payment to Evelio Labrada, even though the payee listed on the check was "JAL Consultant/ Contractor" and the check was specially endorsed by Jose A. Losa, as president of JAL Consultants. No other indorsement is evident on the check.

         17. Upon information and belief, the check cashiers at National Pawn Holdings A, Inc. failed to obtain proper identification from Evelio Labrada.

         18. The check also carried a "signature guarantee" stamp purportedly issued by Citibank.

      BROAD AND CASSEL 201 SOUTH BISCAYNE BLVD. SUITE 3000 MIAMI, FL 33131

         19. At all relevant times, neither Jose A. Losa, Jr. or JAL Consultants ever had an account with Citibank and neither Losa nor any other representative of JAL Consultants appeared before Citibank to indorse this check.

         20. Upon information and belief, National Pawn Holding A, Inc. deposited the check in their account at Gulf Bank.

         21. Subsequent thereto, Gulf Bank drew the funds from The SkyLake State Bank even though the "signature guarantee" stamp was purportedly issued by Citibank, an entity other than the money transmitter, National Pawn Holdings A, Inc.

         22. Upon discovering the events described heretofore, Plaintiff, JAL Consultants, by and through Jose A, Losa, Jr., informed Ocean Point Associations, Inc., Gulf Bank, National Pawn Holdings A, Inc., and The SkyLake State Bank that the proceeds for the check were not tendered to the rightful payee, J.A.L. Consultants.

         23. Plaintiff made written demand for payment to Defendant National Pawn Holding A., Inc. which has failed to adequately respond.

         24. As a result, the Plaintiff was forced to retain the undersigned and has agreed to pay Broad and Cassel their reasonable attorney's fees and costs.

                                     COUNT 1
                      CONVERSION UNDER FLA. STAT. 673.4201
                AGAINST EVELIO LABRADA AND LABRADA PAINTER. INC.

         25. The Plaintiff re-alleges and re-avers Paragraphs 1 though 24 as is fully set forth herein and further states:

         26. Evelio Labrada converted the subject check in that he took possession of the specially endorsed check, other than through a negotiation, from the person entitled to enforce the instrument: Jose A. Losa. Jr.

      BROAD AND CASSEL 201 SOUTH BISCAYNE BLVD. SUITE 3000 MIAMI, FL 33131

         27. Evelio Labrada was neither authorized nor entitled to enforce the instrument or receive payment.

         28. Upon information and belief, Evelio Labrada fraudulently tendered the check to National Pawn Holdings A. Inc. for payment.

         29. Evelio Labrada and/or Labrada Painters, Inc. received the proceeds from the check, a $21, 680.00 payment, from National Pawn Holdings A, Inc.

         30. At no point in time have any proceeds from the check been tendered to the rightful payee, JAL Consultants.

         31. As a result of Evelio Labrada's actions, the Plaintiff has been damaged.

         WHEREFORE, Plaintiff, JAL Consultants, Inc., hereby requests this honorable Court to enter judgment against Defendants Evelio Labrada and Labrada Painter, Inc. and award the Plaintiff the value of the converted check plus interest, attorney's fees and costs associated with this action and for such other relief as this Court deems just and proper under the circumstances.

                                    COUNT II
                              COMMON LAW CONVERSION
                AGAINST EVELIO LABRADA AND LABRADA PAINTER, INC.

         32. The Plaintiff re-alleges and re-avers Paragraphs 1 though 24 as is fully set forth herein and further states:

         33. Evelio Labrada committed the wrongful act of appropriating the specially endorsed check with the intent to permanently deprive the payee, JAL Consultants, of the proceeds of the check.

         34. Neither Evelio Labrada nor Labrada Painter, Inc. was authorized or entitled to enforce the instrument or receive payment.

      BROAD AND CASSEL 201 SOUTH BISCAYNE BLVD. SUITE 3000 MIAMI, FL 33131

         35. Nevertheless, Evelio Labrada fraudulently tendered the check to National Pawn Holdings A, Inc. for payment.

         36. Evelio Labrada and/or Labrada Painters, Inc. received the proceeds from the check, a $21, 680.00 payment, from National Pawn Holdings A, Inc.

         37. At no point in time have any proceeds from the check been tendered to the rightful payee, JAL Consultants.

         38. Evelio Labrada and/or Evelio Labrada for or on behalf of Labrada Painter, Inc., permanently deprived JAL Consultants of the proceeds of the check.

         39. As a result of Evelio Labrada's actions, the Plaintiff has been damaged.

         WHEREFORE, Plaintiff, JAL Consultants, Inc., hereby request this honorable Court to enter judgment against Defendants Evelio Labrada and Labrada Painter, Inc. and award the Plaintiffs the value of the converted check $21,680.00 plus interest, attorney's fees and costs associated with this action and for such other relief as this Court deems just and proper under the circumstances.

                                    COUNT III
                                   NEGLIGENCE
                     AGAINST NATIONAL, PAWN HOLDINGS A, INC.

         40. The Plaintiff re-alleges and re-avers Paragraphs 1 though 24 as is fully set forth herein and further states:

         41. On or about July 20, 1999, after wrongfully taking possession of the check from its payee. Evelio Labrada presented the subject check to National Pawn Holdings A, Inc., for payment.

         42. National Pawn Holdings A, Inc. had a duty to exercise reasonable and ordinary care in the performance of its service, including the duty to verify that the instrument is indorsed

      BROAD AND CASSEL 201 SOUTH BISCAYNE BLVD. SUITE 3000 MIAMI, FL 33131 and the duty to obtain some form of identification from the person presenting the check to be cashed.

         43. National Pawn Holdings A, Inc. failed to obtain identification from Evelio Labrada before it remitted payment on the check and/or National Pawn Holdings A, Inc. remitted payment on the check without due care as to the genuineness of the endorsement or the identity of the person presenting the check for payment.

         44. National Pawn Holdings A, Inc. failed to act in a commercially reasonable manner and failed to exercise ordinary care in taking the instrument from and/or paying the instrument to Evelio Labrada, someone other than the listed payee and/or the identified person in the special indorsement.

         45. National Pawn Holdings A, Inc. failed to act in a commercially reasonable manner and failed to exercise ordinary care by tendering payment to Evelio Labrada, notwithstanding the fact that the instrument lacked any indorsement by JAL Consultants to Mr. Labrada.

         46. National Pawn Holdings A, Inc.'s failure to act in a commercially reasonable manner and/or failure to exercise ordinary care substantially contributed to the Plaintiff's loss.

         47. JAL Consultants was damaged by National Pawn Holdings A, Inc.'s failure to perform its duties in a commercially reasonable manner.

         48. As a result of National Pawn Holdings A. Inc.'s actions and/or omissions, the Plaintiff has been damaged.

         WHEREFORE, Plaintiff, JAL Consultants, Inc., hereby requests this honorable Court to enter judgment against the Defendant, National Pawn Holdings A, Inc. and award the Plaintiff

      BROAD AND CASSEL 201 SOUTH BISCAYNE BLVD. SUITE 3000 MIAMI, FL 33131 the value of the check, $21, 680,00, plus interest, attorney's fees and costs associated with this action and for such other relief as this Court deems just and proper under the circumstances.

                                    COUNT IV
                      CONVERSION UNDER FLA. STAT. 673,4201
                     AGAINST NATIONAL PAWN HOLDINGS A. INC.

         49. The Plaintiff re-alleges and re-avers Paragraphs 1 though 24 as is fully set forth herein and further states:

         50. National Pawn Holdings At, Inc. converted the subject check in chat caused a transfer, other than through negotiation, from a person not entitled to enforce the instrument and/or made payment with respect to the instrument for a person not entitled to enforce the instrument or receive payment.

         51. National Pawn Holdings A., Inc. took the check from and made payment on the check to Evelio Labrada, who is neither an employee nor an agent of the payee, JAL Consultants.

         52. National Pawn Holdings A., Inc. remitted payment on the subject check to a person other than the payee, JAL Consultants, the only entity entitled to enforce the instrument or receive payment.

         53. As a result of National Pawn Holding A., Inc. 's actions and/or omissions, the Plaintiff has been damaged:

         "WHEREFORE, Plaintiff, JAL Consultants, Inc., hereby requests this honorable Court to enter judgement against the Defendent National Pawn Holdings A, Inc. and award the plaintiff the value of the converted check 321,680.00 plus interest, attorney's fees and costs associated with this action and for such other relief as this Court deems just and proper under the circumstances.

         BROAD AND CASSEL, 201 SOUTH BISCAYNE BLVD. SUITE 3000 MIAMI, FL 33131

                                    COUNT V
                                   NEGLIGENCE
                                AGAINST GULF BANK

         54. The Plaintiff re-alleges and re-avers the statements contained in Paragraphs 1 through 24 as if set forth fully herein and further allege:

         55. At all relevant times, Defendant National Pawn Holdings A, Inc. held a bank account with Gulf Bank.

         56. On or about July 13, 1999, Gulf Bank accepted the subject check with full notice that the signature was guaranteed by an entity other than National Pawn Holdings A, Inc., the money transmitter

         57. Gulf Bank owed a duty to the Plaintiffs, the payees of the Check, to provide them them with the amount paid for the check.

         58. Gulf Bank failed to act in a commercially reasonable manner and/or failed to exercise ordinary care in accepting the negotiable instrument and remitting it to the drawee bank, The SkyLake State Bank, for payment.

         59. Gulf Bank accepted the check without due care as to the genuineness of the "signature guarantee" stamp following the endorsement, the endorsement itself or the identity of the person who presented the check for payment to National Pawn Holdings, A, Inc.

         60. Gulf Bank's failure to exercise ordinary care and, in a way which was not commercially reasonable substantially contributed to the plaintiff's loss.

         61. As a result of Gulf Bank's actions and/or omissions, the Plaintiff has been damaged.

         WHEREFORE. Plaintiff. JAL consultants, Inc., hereby requests this honorable court to enter judgment against the Defendent, Gulf Bank and award the Plaintiff the value of the check,

         BROAD AND CASSEL, 201 SOUTH BISCAYNE BLVD. SUITE 3000 MIAMI, FL 33131

$21, 680.00, plus interest attorney's fees and costs associated with this action and for such Other relief as this Court deems just and proper under the circumstances.

                                   JURY DEMAND

         62.      Plaintiff demands a trial by jury of all issues so enable.

         Date: March, 5, 2001

                                          Respectfully submitted,

                                          BROAD AND CASSEL.
                                          Attorneys for Plaintiff
                                          Suite 3000, Miami Center
                                          201 South Biscayne Boulevard
                                          Miami, Florida 33131
                                          Phone (305) 373-9400
                                          Fax(305) 373-9443

                                          -s- Alice G. Hector

                                          Alice G. Hector, P.A
                                          Florida Bar No. 817805
                                          Elleen L. Parsons, Esq.
                                          Florida Bar No.
                                          Alba Varela. Esq.
                                          Florida Bar No. 0117552

       BROAD AND CASSEL 201 SOUTH BISCAYNE BLVD. SUITE 3000 MIAMI, FL 33131

                                    EXHIBIT A

                           OCEAN POINT ASSOC., INC.,
                               SPECIAL ASSESSMENT

                              "copy not readable"

                                    EXHIBIT B

                              "copy not readable"

                                 ADORNO & YOSS
                           A PROFESSIONAL ASSOCIATION
                     2501 SOUTH BAYSHORE DRIVE, SUITE 1500
                              MIAMI, FLORIDA 33133
                      TELEPHONE (3O5) "copy not readable"
                                 WWW.ADORNO.COM

GREGOR, A. MARTIN                                         FACSIMILE
DIRECT LINE (305) 860-7060                              (305) 860-7379

                                 July 17, 2003

HAND DELIVERY
Alba Varela, Esquire
AV Professional Association
2601 S. Bayshore Drive
Suite 1400
Miami, Florida 33133

Re:  JAL Consultants, Inc. Y. Gulf Bank
     Case Number 01-5483 CA 21

Dear Ms. Varela:

         I am enclosing a copy of the proposed Order of Dismissal with Prejudice. Unless you advise me of any objection as to the text of this proposed Order by 2:00 p.m. tomorrow, Friday, July 18, 2003, I intend to submit the Order to Judge Gerstein for entry.

                                          Very truly yours,

                                          -s- Gregory A. Martin

                                          Gregory A. Martin

GAM:dgb
enc.

                                               IN THE CIRCUIT COURT OF THE 11TH
                                               JUDICIAL CIRCUIT IN AND FOR
                                               MIAMI-DADE COUNTY, FLORIDA

                                               GENERAL JURISDICTION DIVISION

                                               CASE NO.:01-5483 CA 21

JAL CONSULTANTS, INC., a Florida
Corporation,

     Plaintiff,

vs.

NATIONAL PAWN HOLDINGS A,
INC., d/b/a CASH SOLUTION
STORE H, a Florida corporation
GULF BANK, a Florida corporation
LABRADA PAINTER, INC., a Florida
Corporation and EVELIO LABRADA,
a Florida resident, jointly, individually and severally.

      Defendant(s),

_________________________/

                                      ORDER
                           OF DISMISSAL WITH PREJUDICE

         THIS CAUSE having come before the Court on July 17, 2003 on Defendent Gulf Bank's Motion for Status Conference, the Court having considered the Motion for Status Conference, having previously heard argument on Gulf Bank's Motion to Strike Pleadings; Motion for Order of Dismissal and Motion for Sanctions, and the Court being otherwise duly advised in the premises, it is

ORDERED as follows:

         1. This action is hereby dismissed with prejudice as to Defendant Gulf Bank.

         2. Should Defendant Gulf Bank seek to recover costs or attorneys' fees, it may file an appropriate motion.

                                                         CASE NO.: 01-5483 CA 21

         DONE AND ORDERED in Chambers at Miami-Dade, Florida this_________ of July, 2003.

                                          ______________________________________
                                          CIRCUIT COURT JUDGE

Copies furnished to:
        Gregory A. Martin, Esquire
        Alba Varela, Esquire

[FEDERAL RESERVE SYSTEM LOGO]

                               BOARD OF GOVERNORS
                                     OF THE
                             FEDERAL RESERVE SYSTEM
                             WASHINGTON, D.C. 20551

                                                      DIVISION OF BANKING
                                                      SUPERVISION AND REGULATION

                                November 30, 2001

Mr. Salvador Bonilla-Mathe
President and C.E.O
Gulf Bank
3400 Coral Way
Miami, Florida 33145

Dear Mr. Bonilla-Mathe:

         This is to advise you that the Board of Governors of the Federal Reserve System issued the enclosed Cease and Desist Order against the Gulf Bank, Miami, Florida on November 23, 2001.

         The effective date of the Order is November 23, 2001

                                          Sincerely,

                                          -s- Carmina S. Hughes
                                          --------------------------------------
                                          Carmina S. Hughes
                                           Special Counsel

Enclosure

cc: Mr. Marion P.Rivers
    Assistant Vice President
    Federal Reserve Bank of Atlanta

    C.Alex Hager
    Director, Division of Banking
    Florida Department of Banking and Finance

                            UNITED STATES OF AMERICA

                                   BEFORE THE

                BOARD OF GOVERNORS OF THE FEDERAL RESERVE SYSTEM

                   FLORIDA DEPARTMENT OF BANKING AND FINANCE

In the Matter of     )                Docket No. 01-016-B-SM
                     )
GULF BANK            )                Order to Cease and Desist
Miami, Florida       )                Issued Upon Consent
                     )

         WHEREAS, in recognition of the common goal of the Board of Governors of the Federal Reserve System (the "Board of Governors"), the Florida Department of Banking and Finance (the "Department"), and the Gulf Bank, Miami, Florida, (the "Bank"), a state chartered bank that is a member of the Federal Reserve System, to restore and maintain the financial soundness of the Bank, and to ensure the Bank's compliance with all applicable federal and state laws, rules, and regulations, the Bank has consented to the issuance of this Cease and Desist Order (the "Order").

         WHEREAS, as the result of the identification of deficiencies in its operations, the Bank is taking steps to enhance and improve its policies and procedures for compliance with all applicable laws and regulations, including the Currency and Foreign Transactions Reporting Act (31 U.S.C 5311 et sea.)
and the regulations issued thereunder by the U.S. Department of the Treasury (31 C.F.R. 103.11 et sea.) (collectively referred to as the Bank Secrecy Act (the "ESA"),) Section 655.50. Fla. Stat. (2001) and the applicable provisions of Regulation H of the Board of Governors, 12 C.F.R. 208-52 and 208.53.

         WHEREAS, on Nov. 7, 2001, the board of directors of the Bank adopted a resolution authorizing and directing Salvador Bonilla-Mathe to enter into this Order on behalf of the Bank and consenting to compliance by the board of directors of the Bank and the Bank's institution-affiliated parties, as defined in section 3(u) of the Federal Deposit Insurance Act, as amended (12 U.S.C. 1813
(u)) and Section 655.005(h) and (i), Fla. Stat. (2001), to comply with each and every provision of this Order; and waiving any and all rights that the Bank may have pursuant to 12 U.S.C. 1818 and Sections 120.68 and 655.003(2), Fla. Stat.
(2001): to the issuance of a notice of charges and of hearing on any matter set forth in this Order; to a hearing for the purpose of taking evidence on any matters set forth in this Order; to judicial review of this Order; and to challenge or contest, in any manner, the basis, issuance, validity, terms, effectiveness or enforceability of this Order or any provision hereof.

         NOW, THEREFORE, before the taking of any testimony or adjudication of, or finding on any issue of fact or law herein, and without this Order constituting an admission of any allegation made or implied by the Board of Governors or the Department, and solely for the purpose of settlement of this proceeding without protracted hearing or testimony and pursuant to the aforementioned regulations:

         IT IS HEREBY ORDERED that the Bank and its institution-affiliated parties cease and desist and take affirmative action as follows:

MANAGEMENT

         1.       (a)      Within 90 days of this Order, the board of directors
shall conduct a review of the functions and performance of the Bank's management and shall forward to the Federal Reserve Bank of Atlanta (the "Reserve Bank") and the Department a written report that includes findings conclusions, and a description of specific actions that the board of directors proposes to take to strengthen the Bank's management. The primary purpose of the review shall be to assure the development of a management structure that is adequately staffed by qualified and trained personnel suitable to the Bank's needs. The review shall, at a minimum, address, consider, and include:

                           (i)      an evaluation of each officer to determine
whether the individual possesses the ability, experience, and other qualification required to perform competently present and anticipated duties, including the ability to adhere to the Bank's established policies and procedures, restore and maintain the Bank to safe and sound condition and comply with the requirements of this Order;

                           (ii)     a plan to recruit, hire, or appoint
additional or replacement personnel with the requisite ability, experience, and other qualifications required to perform competently their assigned duties; and

                           (iii)    the use of independent contractors in the
performance of Bank operations, and appropriate contracts and documentation for such personnel.

                  (b) Within 180 days of this Order, and semi-annually thereafter, the board of directors shall review management's adherence to the Bank's established policies and procedures and shall prepare written findings and conclusions of this review. Along with written descriptions of any management or operational changes that are to be made as a result of the review. These written findings shall be included in the minutes of the directors' meetings.

         2. Within 90 days of this Order, the Bank shall submit to the Reserve Bank and the Department a written plan providing for orderly management succession, particularly in all areas relating to compliance. The plan shall, at a minimum, identify the individual(s) at the Bank who are considered to have the potential for advancement or promotion, the area(s) in which such individual(s) may assume new duties or responsibilities or the position(s) to which they may be promoted, and the training to be provided the individual(s) to assure adequate successor management.

         3. During the term of this Order, or as otherwise required by law, the Bank shall comply with the provisions of section 32 of the FDI Act (12 U.S.C. 18311); Subpart H of Regulation Y of the Board of Governors (12 C.F.R.
Part 225, Subpart H); and Section 655.0385, Fla. Stat. (2001) with respect to the appointment of any new directors or the hiring or promotion of any senior executive officers as defined in Regulation O of the Board of Governors (12 C.F.R. Part 215) and Sections 655.005(f) and 655.948 Fla. Stat. (2001).

CAPITAL AND DIVIDENDS

         4. Within 60 days of this Order, the Bank shall submit to the Reserve Bank and the Department an acceptable written plan to maintain sufficient capital at the Bank. The plan shall, at a minimum address, consider and include:

                  (a) The Bank's current and future capital requirements, including compliance with the Capital Adequacy Guidelines of the Board of Governors (12 C.F.R. Part 208, App. A and B);

                  (b)      any planned asset growth;

                  (c) the volume of adversely classified assets and the potential for additional asset quality problems at the Bank;

                  (d) the anticipated level of retained earnings of the Bank, with particular attention to maintaining adequate loan loss reserves and to the overhead costs associated with improving the Bank's BSA program as required by the provisions of this Order;

                  (e) the level and trend of both on- and off-balance sheet risks, including but not limited to the levels of operational, legal, and reputational risks; and

                  (f) the source and timing of additional funds to fulfill the future capital and allowance for loan and lease loss needs of the Bank.

         5. The Bank shall not declare or pay any dividends without the prior written approval of the Reserve Bank, the Department, and the Director of the Division of Banking Supervision and Regulation of the Board of Governors. Requests for approval shall be received by the Reserve Bank and the Department at least 30 days prior to the proposed dividend declaration date and shall contain, but not be limited to, current and projected information on earnings, cash flow, capital levels, and asset quality of the Bank.

LOAN ACTIVITIES

         6. Within 30 days of this Order, the Bank shall submit to the Reserve Bank and the Department acceptable written policies and procedures for review of the Bank's loan portfolio. The loan review procedures shall be designed to identify and categorize problem credits and to assess the overall quality of the Bank's loan portfolio and shall, at a minimum, address, consider, and include:

                  (a)      monitoring and reporting of past due loans; and

                  (b) periodic reporting to the board of directors of the status of the loan reviews and the action(s) taken by management to improve the Bank's position on each loan adversely graded and/or on the watch list.

         7. Within 60 days of this Order, the Bank shall take all steps necessary to correct the documentation and credit information deficiencies in the Bank's loan files listed in the report of examination of the bank dated June 7, 2001 (the "Report of Examination").

         8. The Bank confirms that it has already eliminated from its books, by charge-off or collection, all assets or portions of assets classified "loss" in the Report of Examination that have not been previously collected in full or charged off. The Bank shall, within 30 days from the receipt of any federal or state report of examination charge off all assets classified "loss" unless otherwise approved in writing by the Reserve Bank.

         9. Within 45 days of this Order, the Bank shall submit to the Reserve Bank and the Department acceptable written policies and procedures to monitor and control concentrations of credit. The policies and procedures shall, at a minimum, address, consider, and include:

                  (a) methods used to identify assets or groups of assets or contingent claims with common risks elements that, in the aggregate, represent 25 percent or more of the Bank's tier 1 capital;

                  (b) the establishment by the board of directors of acceptable limits on concentrations of credit;

                  (c) monitoring procedures to control concentrations of credit; and

                  (d) written monthly reporting of concentration levels to the board of directors, copies of which shall be retained for subsequent supervisory review.

ASSET/LIABILITY MANAGEMENT

         10. Within 60 days of this Order, the Bank shall submit to the Reserve Bank and the Department acceptable written asset/liability management policies designed to improve the management of the Bank's liquidity and sensitivity to market risk.

                  (a) The polices regarding liquidity shall at a minimum, address, consider, and include the following (i) appropriate standards for volume, mix and maturity of the Bank's loans, investments, core deposits, volatile deposits, off-balance sheet commitments and alternative funding sources, (ii) meaningful liquidity targets and parameters, (iii) appropriate oversight and review by management and the board of directors and by an appropriate contingency funding plan.

                  (b) The policies regarding sensitivity to market risk shall, at a minimum, address, consider, and include the following: (i) identification of individuals responsible for measuring, monitoring, and controlling interest rate sensitivity; (ii) appropriate oversight and review by management and the board of directors; (iii) maintenance of documentation to support the validity and accuracy of assumptions used in measuring interest rate risk; (iv) parameters for controlling interest rate risk based on capital levels, earnings performance, and the risk tolerance of the Bank; and (v) action plans to reduce potential interest rate risk in the event that rate sensitivity results fall outside fall outside approved limits.

                  (c) The Bank's Asset/Liability Committee (the "ALCO") shall review, on a monthly basis all asset/liability management decisions made by the Bank's management, paying particular attention to whether each decision was made in accordance with approved policies. All exceptions to the policies shall be documented by the ALCO as to the reason for the exceptions and the continuance of the exceptions, taking into account the Bank's overall goals and strategies. The ALCO shall maintain full and complete minutes of its actions and shall provide monthly written reports to the board of directors to enable the board to make informed decisions regarding the Bank's management of the market risk and liquidity.

STRATEGIC PLAN AND BUDGET

         11.      (a)      Within 60 days of this Order, the Bank shall submit
to the Reserve Bank and the Department a written strategic plan and a budget for the Bank's proposed business activities for 2002. The plan shall, at a minimum, provide "copy not readable" describe:

                           (i)      Management, lending and operational
objectives given the condition of the Bank as reflected in the Report of Examination.

                           (ii)     an earnings improvement plan;

                           (iii)    the operating assumptions that form the
bases for major projected income and expense components, and the sources and uses of new funds;

                           (iv)     financial performance objectives, including
plans for asset growth, earnings, liquidity, and capital, supported by detailed quarterly and annual pro forma financial statements, including projected budgets, balance sheets and income statements; and

                           (v)      the establishment of a monthly review
process to monitor the actual income and expenses of the Bank in comparison to budgetary projections.

                  (b) A strategic plan and a budget for each calendar year subsequent to 2002 shall be submitted to the Reserve Bank and the Department at least one month prior to the beginning of that calendar year. The board of directors shall each month review actual performance for that month in comparison to each month's budgetary projections and document analysis of significant variances.

INTERNAL CONTROLS

         12. Within 60 days of this Order, the Bank shall submit to the Reserve Bank and the Department acceptable written procedures designed to strengthen the Bank's internal controls and maintain the accuracy of the Bank's books and records. The procedures shall at a minimum, address, consider, and include:

                  (a) management information systems that ensure that appropriate management personnel receive timely and accurate reports necessary to effectively manage business risks and current weaknesses and deficiencies

                  (b)      appropriation segregation of duties

                  (c) guidelines and procedures for review and approval of all transactions between the Bank and its affiliates;

                  (d) extending, approving, monitoring, and reporting, overdrafts and overdraft lines of credit;

                  (e) procedures for verifying the legal authority of third party representatives of account holder to direct account activity;

                  (f) reconciliations of general and subsidiary ledger accounts, and timely resolutions of open items; and

                  (g) corrective steps that address internal controls deficiencies noted in the Report of Examination.

         13. The Bank shall ensure that all Consolidated Reports of Condition and Income are submitted or published by the Bank in a timely manner, that each Report accurately reflects that Bank's condition on the date for which it is submitted or published and that all records indicating how Reports are prepared are maintained for subsequent supervisor/review.

         14. Within 60 days of this Order, the Bank shall submit to the Reserve Bank and the Department acceptable written policies and procedures designed to strengthen the electronic funds transfer function. The policies and procedures shall at a minimum, address, consider, and include:

                  (a) procedures for segregation of duties for processing, sending, reconciling and reviewing wire transfers.

                  (b) security procedures, including but not limited to, timely call backs to authenticate telephoned, faxed or written funds transfer requests;

                  (c) a secure environment for electronic funds transfer codes and equipment, including access restrictions; and

                  (d) the establishment, maintenance, and monitoring of a wire transfer log of all funds transfer through the Bank.

         15. The Bank shall maintain adequate records of the business interests of Bank affiliates (as defined in section 23A of the Federal Reserve
Act) and Bank insiders and related interests (as defined in Regulation O of the Board of Governors).

Audit

         16.      (a)      Within 60 days of this Order, the Bank shall review
its present internal audit program to ensure that it is consistent with generally accepted auditing standards including, but not limited to, the scope and frequency of audits, follow-up procedures, and periodic scheduled reports to the board of directors.

                  (b) Within 90 days of this Order, the Bank shall submit to the Reserve Bank and the Department an acceptable written internal audit program designed to ensure that internal audits are conducted to verify implementation and compliance with policies, procedures, and controls established in connection with this Order.

                  (c) The Bank shall ensure that the Bank's external auditors have all information and records necessary to complete the Bank's external audit for the prior year and issue financial statements.

         17. Within 60 days of this Order, the Bank shall submit to the Reserve Bank and the Department an acceptable written investment policy that shall, at a minimum, address, consider, and include:

                  (a) minimum documentation requirements for investments, including the review and analysis or prospectuses, pricing sources and credit ratings prior to and on a regular basis after the purchase of the investment;

                  (b) maintenance of records on the investment portfolio to ensure that reconciliations to source documents are completed at least monthly; and

                  (c) The establishment of reporting, review, and approval procedures to and by the board of directors.

Bank Secrecy Act, Regulation H and OFAC Compliance

         18. The Bank and its institution,affiliated parties shall not directly or indirectly, violate the BSA or any rules or regulations issued pursuant thereto, or the Florida Control of Money Laundering in Financial Institutions Act (Section 655.50, Fla. Star (2001)), and shall correct all BSA violations cited at previous examinations.

         19. To assist the Bank to correct any existing violations of the BSA, the rules and regulations issued thereunder, Regulation H of the Board of Governors and the regulations of the U.S. Department of the Treasury's office of Foreign Asset Control "CFAC" (31 C.F.R. 500 ET.SEQ. and to develop policies and procedures designed to ensure future compliance with all applicable laws and regulations:

                  (a) Within 30 days of this Order the Bank shall engage the services of a qualified independent firm (the "Consultant"), acceptable to the Reserve Bank and the Department, to conduct a comprehensive review of the Bank's anti-money laundering compliance and to make recommendations, as appropriate, for new policies and procedures to be implemented by the Bank. The comprehensive review shall include, at a minimum:

                           (i)      a review of the Bank's policies and
procedures for compliance with the BSA, Regulation H of the Board of Governors, OFAC rules and regulations, and subpoenas and administrative summonses;

                           (ii)     a forensic review of account records from
October 1, 1998, to the present to determine whether any suspicious activity involving accounts or transactions [copy not readable] by, or through the Bank was properly identified and reported by the Bank in accordance with applicable regulations;

                           (iii)    a forensic review of account records from
October 1, 1998, to the present to evaluate compliance with the currency transaction reporting requirements of the BSA;

                           (iv)     a forensic review of the accuracy and
completeness of the Bank's responses to subpoenas and administrative summonses received since October 1, 1998, and

                           (v)      a forensic review of internal controls and
regulatory compliances since October 1, 1998 by all areas of the Bank's operations "copy not readable".

                  (b) Within 10 days of the "copy not readable" for approval an engagement letter that delineates the scope of the review and the proposed resources to be dedicated to the review. The engagement letter shall specify that the review will be completed within a reasonable time period, which should not exceed 60 days. In addition, the engagement letter shall acknowledge that the Consultant shall have access to all documents and records necessary to conduct the review and that all information including, but not limited to, work papers, programs and procedures related to the review shall be provided to the Reserve Bank and the Department by the Consultant upon request.

                  (c) Upon completion of the review, a copy of the Consultant's report detailing the findings, conclusions, and recommendations from the review shall be provided to the Reserve Bank and the Department.

                  (d) Upon completion of the review, the Bank shall ensure that all transactions previously required to be reported have been reported in accordance with applicable regulations and guidelines.

         20. Within 45 days of the completion of the Consultant's report required by paragraph 19 hereof, the Bank shall submit to the reserve Bank and the Department an acceptable written plan designed to ensure compliance with all provisions of the BSA and applicable Florida law, including, but not limited to:

                  (a) recordkeeping and reporting requirements for currency transactions of over $10,000 C31 C.F.R. 103.22 and Section 655.50(4) Fla. Stat.
(2001);

                  (b) identification requirements related to the recordkeeping and recording requirements for currency transactions

                  (c)      currency transaction report exemption procedures

(31 C.F.R. 103.22 and Section 655.50(4), Fla. Stat. (2001)); and

                  (d) requirements for maintenance of a monetary instrument log (31 C.F.R 29 and Section 655.50(4), Fla. Stat. (2001)).

         21. Within 45 days of the completion of the Consultant's report required by paragraph 19 hereof, the Bank shall submit to the Reserve Bank and the Department an acceptable enhanced customer due diligence program. The program shall be designed to reasonably ensures the identification and timely, accurate and complete reporting of known or suspected criminal activity against or involving the Bank to law enforcement and supervisory authorities as required by the suspicious activity reporting previous of Regulation H of the Board of Governors (12 C.F.R. 208.62). The enhanced customer due diligence program shall include:

                  (a) A risk focused assessment of the customer base of the Bank to:

                           (i)      identify the categories of customers whose
transactions do not require monitoring because of the routine and usual nature of their banking activities; and

                           (ii)     determine the appropriate level of enhanced
due diligence necessary for those categories of customers that the Bank has reason to believe pose a heightened risk of illicit activities at or through the Bank.

                  (b) For those customers whose transactions require enhanced due diligence, procedures to:

                           (i)      determine the appropriate documentation
necessary to confirm the identity and business activities of the customer

                           (ii)     understand the normal and expected
transactions of the customer; and

                           (iii)    report suspicious activities in compliance
with existing reporting requirements set forth in Regulation H of the Board of Governors (12 C.F.R. 208.62).

                  (c) Procedures to identify accounts that are involved in suspected significant illegal activity and, where appropriate, procedures for closing such accounts consistent with applicable law.


         22. Within 45 days of the completion of the Consultant's report required by paragraph 19 hereof, the Bank shall submit to the Reserve Bank and the Department an acceptable internal BSA compliance program as required by Regulations H of the Board of Governors (12 C.F.R. 208.63). The program shall, at a minimum:

                  (a) establish a system of internal controls to ensure compliance with the BSA and the rules and regulations issued thereunder, including policies and procedures to detect and monitor transactions to ensure that they are nor being conducted for illegitimate purposes and that there is full compliance with all applicable laws and regulations;

                  (b) provide and independent testing of compliance with the BSA and the rules and regulations issued thereunder and ensure that compliance audits are performed frequently, are fully documented, and are conducted with the appropriate segregation of duties.

                  (c) ensure that the Bank's BSA compliance program is managed by a qualified officer who shall have responsibility for all BSA compliance and related matters including without limitation by the identification and timely and complete reporting to any law enforcement and supervisory authorities or unusual or suspicious activity or known or suspected criminal activity perpetrated against or involving the Bank; and (ii) monitoring the Bank's compliance and ensuring that full and complete corrective action is taken with respect to all previously identified violations and deficiencies; and

                  (d) provide appropriate training to all affected personnel, conducted by competent staff, which includes all relevant BSA and related requirements with a specific concentration on accurate recordkeeping, form completion and the detection and reporting of known or suspected criminal activity, and to ensure that the training is reviewed on a regular basis to ensure that all personnel have the most current and up to date information.

         23. Within 45 days of the completion of the Consultant's report required by paragraph 19 hereof, the Bank shall submit to the Reserve Bank and the Department an acceptable written plan designed to ensure compliance with OFAC regulations, as well as any rules and guidelines issued or administered by OFAC. The plan shall include, at a minimum, procedures to ensure that customer transactions are processed in accordance with OFAC requirements and in accordance with a regularly updated list of entities and individuals whose transactions or assets are required to be blocked, frozen or monitored.

Consumer Protection

         24. Within 60 days of this Order, the Bank shall submit to the Reserve Bank and the Department acceptable written procedures to ensure compliance with the record retention and adverse action requirements of Regulation B of the Board of Governors 12 C.F.R. 202.9 and 202.12. The procedures shall address, consider and include a system for retaining all related application information for the required time period, provisions for the periodic internal review of such notifications and disclosures; and adequate documentation of results of internal reviews and retention of documentation for subsequent supervisory review.

Effect and Terms of Order

         25. The written plans, programs, policies, and procedures and the engagement letter required by paragraphs 4, 6, 9, 10, 12, 14, l6(b), 17, 19(b), 20, 21, 22, 23, and 24 hereof shall be submitted to the Reserve Bank and the Department for. review and approval. Acceptable plans, programs, policies, and procedures and an acceptable engagement letter shall be submitted within the time periods set forth in this Order. The Bank shall adopt the approved plans, programs, policies, and procedures and the approved engagement letter within 10 days of approval by the Reserve Bank and the Department and then shall fully comply with them. During the term of this Order, the approved plans, programs, policies, and procedures and the engagement letter shall not be amended or rescinded without the prior written approval of the Reserve Bank and the Department.

         26. Within 30 days after the end of each calendar quarter (December 31, March [copy not readable], June 30, and September 30) following the date of issuance of this Order, the Bank shall furnish a writer progress report detailing the form and manner of all actions taken to secure compliance with this Order, and the results thereof, as well as management's responses to the audit reports on BSA prepared by internal or external auditors during the quarter, to the Reserve Bank and the Department.

                  27. All communications regarding this Order shall be sent to:

                           Salvador Bonilla-Mathe
                           President and C.E.O.
                           Gulf Bank
                           3400 Coral Way
                           Miami, Florida 33145

                           Marion P. Rivers
                           Assistant Vice President
                           Federal Reserve Bank of Atlanta
                           1000 Peachtree Street N.E.
                           Atlanta, Georgia 30309-4470

                           O. Alex Hager
                           Director, Divisions of Banking
                           Department of Banking and Finance
                           101 E. Gaines Street, Suite 636
                           Tallahassee, Florida 32399-0350

                  28. The provisions of this Order shall be binding on the Bank and each of its institution-affiliated parties in their capacities as such, and their successors and assigns.

                  29. Each provision of this Order shall remain effective and enforceable until stayed, modified, terminated, or suspended by the Board of Governors and the Department.

                  30. Notwithstanding any provision of this Order, the Reserve Bank and the Department may, in their discretion, grant written extensions of time to the Bank to comply with any provision of this Order.

                  31. The provisions of this Order shall no bar, estop or otherwise prevent the Board of Governors, the Department or any other federal or state agency or department from taking any other action affecting the Bank or any of its current or former institution-affiliated parties.

                  BY ORDER of the Board of Governors of the Federal Reserve System and the Florida Department of Financial Institution, effective this 28th day of November, 2001.

GULF BANK                                            BOARD OF GOVERNORS OF THE
Miami, Florida                                        FEDERAL RESERVE SYSTEM

By: -s- Salvador Bonilla-Mathe                       By: -s- Jennifer J. Johnson
    --------------------------                           -----------------------
    Salvador Bonilla-Mathe                               Jennifer J. Johnson
    President and C.E.O.                                 Secretary of the Board

                                                     FLORIDA DEPARTMENT OF
                                                      BANKING AND FINANCE

                                                     By: -s- Robert F. Milligan
                                                         -----------------------
                                                         Robert F. Milligan
                                                         Comptroller

                                SCHEDULE 3.08(a)

                                    CONTRACTS

See Schedule 2.0l(a)(ii).

             CONFIDENTIAL - NOT FOR DISCLOSURE TO PUBLIC

                                SCHEDULE 3.08(b)

                           NOTICE OF CONTRACT DEFAULTS

None.

             CONFIDENTIAL - NOT FOR DISCLOSURE TO PUBLIC

                                SCHEDULE 3.08(c)

                    CONTRACT RIGHTS TRIGGERED BY TRANSACTION

         Both Lily Baldor and Alina Palacio have severance arrangements under certain circumstances with Gulf Bank pursuant to a Board of Directors Resolution. Each will receive a payment of $50,000.00 upon the sale of Gulf Bank, irrespective of whether each such person's services will be retained by the acquiror.

                                 SCHEDULE 3.10

                                  OTHER BROKERS

         Gulf Bank has agreed to pay a brokerage fee to Dimension Capital Services LLC in the amount of 1.25% of the aggregate fee payable by Purchaser to Seller for Performing Loans assigned to Purchaser and for Deposit Liabilities assumed by Purchaser.

                                 SCHEDULE 3.12

                               NONPERFORMING LOANS

         Attached is a list of past due loans which includes Nonperforming Loans (those 30 days or more in default of payment).

                   CONFIDENTIAL - NOT FOR DISCLOSURE TO PUBLIC

                                  SCHEDULE 4.03

                         PURCHASER ADVERSE CONSEQUENCES

None.

                   CONFIDENTIAL - NOT FOR DISCLOSURE TO PUBLIC

                                  SCHEDULE 4.04

                        PURCHASER GOVERNMENTAL CONSENTS

         Seller will obtain all necessary regulatory approvals including, but not limited, to those from the Federal Reserve, Federal Deposit Insurance Corporation and State of Florida Department of Banking.

                                  SCHEDULE 4.05

                                     BROKERS

None.

                   CONFIDENTIAL - NOT FOR DISCLOSURE TO PUBLIC

                                  SCHEDULE 9.01

                               ELIGIBLE EMPLOYEES

See attached list.

                   CONFIDENTIAL - NOT FOR DISCLOSURE TO PUBLIC